Exhibit 2

AGREEMENT AND PLAN OF MERGER

by and between

Unizan Financial Corp.

and

Huntington Bancshares Incorporated

DATED AS OF JANUARY 27, 2004

TABLE OF CONTENTS

	ARTICLE I

	THE MERGER

1.1.	The Merger	1
1.2	Effective Time	2
1.3	Effects of the Merger	2
1.4	Conversion of Unizan Common Stock	2
1.5	Huntington Common Stock	3
1.6	Unizan Stock Options	3
1.7	Certificate of Incorporation of Huntington	4
1.8	Bylaws of Huntington	4
1.9	Tax Consequences	4
1.10	Dissenting Shares	4

	ARTICLE II

	EXCHANGE OF SHARES

2.1	Huntington to Make Shares Available	5
2.2	Exchange of Shares	5

	ARTICLE III

	REPRESENTATIONS AND WARRANTIES OF UNIZAN

3.1	Corporate Organization	7
3.2	Capitalization	8
3.3	Authority; No Violation	9
3.4	Consents and Approvals	9
3.5	Reports	10
3.6	Financial Statements	10
3.7	Broker’s Fees	11
3.8	Absence of Certain Changes or Events	11
3.9	Legal Proceedings	12
3.10	Taxes and Tax Returns	13
3.11	Employees	13
3.12	SEC Reports	17
3.13	Compliance with Applicable Law	17
3.14	Certain Contracts	18
3.15	Agreements with Regulatory Agencies	19
3.16	Interest Rate Risk Management Instruments	19
3.17	Undisclosed Liabilities	20
3.18	Environmental Liability	20
3.19	Real Property	20

3.20	State Takeover Laws	21
3.21	Reorganization	21
3.22	Opinions	21
3.23	Internal Controls	21
3.24	Insurance	21
3.25	Unizan Information	22

	ARTICLE IV

	REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

4.1	Corporate Organization	22
4.2	Capitalization	22
4.3	Authority, No Violation	23
4.4	Consents and Approvals	24
4.5	Reports	24
4.6	Financial Statements	25
4.7	Broker’s Fees	25
4.8	Absence of Certain Changes or Events	25
4.9	Legal Proceedings	25
4.10	Taxes and Tax Returns	26
4.11	SEC Reports	26
4.12	Compliance with Applicable Law	26
4.13	Agreements with Regulatory Agencies	27
4.14	Interest Rate Risk Management Instruments	27
4.15	Undisclosed Liabilities	28
4.16	Environmental Liability	28
4.17	Reorganization	28
4.18	Internal Controls	28
4.19	Huntington Information	28

	ARTICLE V

	COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1	Conduct of Businesses Prior to the Effective Time	29
5.2	Unizan Forbearances	29
5.3	Huntington Forbearances	32

	ARTICLE VI

	ADDITIONAL AGREEMENTS

6.1	Regulatory Matters	33
6.2	Access to Information	34
6.3	Shareholder Approvals	34
6.4	Legal Conditions to Merger	35
6.5	Affiliates	35

6.6	Nasdaq Approval	35
6.7	Employee Matters	35
6.8	Indemnification; Directors’ and Officers’ Insurance	36
6.9	Additional Agreements	38
6.10	Advice of Changes	38
6.11	Dividends	38
6.12	Exemption from Liability Under Section 16(b)	38
6.13	No Solicitation	39
6.14	Transition	41
6.15	Directorship	41

	ARTICLE VII

	CONDITIONS PRECEDENT

7.1	Conditions to Each Party’s Obligation To Effect the Merger	41
7.2	Conditions to Obligations of Huntington	42
7.3	Conditions to Obligations of Unizan	43

	ARTICLE VIII

	TERMINATION AND AMENDMENT

8.1	Termination	44
8.2	Effect of Termination	46
8.3	Termination Fee	46
8.4	Amendment	47
8.5	Extension; Waiver	47

	ARTICLE IX

	GENERAL PROVISIONS

9.1	Closing	47
9.2	Nonsurvival of Representations, Warranties and Agreements	47
9.3	Expenses	47
9.4	Notices	48
9.5	Interpretation	48
9.6	Counterparts	49
9.7	Entire Agreement	49
9.8	Governing Law	49
9.9	Publicity	49
9.10	Assignment; Third Party Beneficiaries	49

Exhibit A – Form of Affiliate Letter

INDEX OF DEFINED TERMS

Section
Acquisition Proposal	6.13(a)
Agreement	Preamble
Alternative Transaction	6.13(a)
Articles of Merger	1.2
Assumed Stock Option	1.6(a)
Average Closing Price	8.1(g)
Bank Index	8.1(g)
BHC Act	3.1(b)
Business day	8.1(g)
Certificate	1.4(b)
Certificate of Merger	1.2
Closing	9.1
Closing Date	9.1
Code	Recitals
Confidentiality Agreement	6.2(b)
Credit Facilities	5.2(f)
Determination Date	8.1(g)
Dissenting Shareholder	1.10
Dissenting Shares	1.10
DPC Common Shares	1.4(a)
Effective Time	1.2
Effective Date	1.2
ERISA	3.11(c)
Exchange Act	3.6
Exchange Agent	2.1
Exchange Fund	2.1
Exchange Ratio	1.4(a)
Fill Option	8.1(g)
Final Index Price	8.1(g)
Federal Reserve Board	3.4
Form S-4	3.4
GAAP	3.1(c)
Governmental Entity	3.4
HSR Act	3.4
Huntington	Preamble
Huntington 10-Q	4.6
Huntington Benefit Plans	6.7(a)
Huntington Charter	4.1(b)
Huntington Common Stock	1.4(a)
Huntington Disclosure Schedule	Art. IV
Huntington Preferred Stock	4.2(a)
Huntington Ratio	8.1(g)
Huntington Regulatory Agreement	4.13

v

Huntington Reports	4.11
Huntington Starting Price	8.1(g)
Huntington Stock Plans	4.2(a)
Huntington Subsidiary	3.1(c)
Huntington 2002 10-K	4.6
Indebtedness	3.14
Indemnified Parties	6.8(a)
Index Ratio	8.1(g)
Initial Index Price	8.1(g)
Injunction	7.1(e)
Instruments of Indebtedness	3.14(a)
IRS	3.10(a)
Proxy Statement	3.4
Leased Properties	3.19(c)
Leases	3.19(b)
Liens	3.2(b)
Material Adverse Effect	3.1(c)
Maximum Amount	6.8(b)
Merger	Recitals
Merger Consideration	1.1(b)
MGCL	1.1(a)
Nasdaq	2.2(e)
OCC	3.4
OGCL	1.1(a)
Other Regulatory Approvals	3.4
Owned Properties	3.19(a)
Regulatory Agencies	3.5
Requisite Regulatory Approvals	7.1(c)
SBA	3.4
SEC	3.4
Section 16 Information	6.12
Securities Act	3.8(e)
SRO	3.4
Subsidiary	3.1(c)
Surviving Corporation	Recitals
Takeover Statutes	3.20
Tax(es)	3.10(b)
Third Party Leases	3.19(d)
Trust Account Common Shares	1.4(a)
Unizan	Preamble
Unizan 10-Q	3.6
Unizan Articles	3.1(b)
Unizan Benefit Plans	3.11(a)
Unizan Code	3.1(b)
Unizan Common Stock	1.4(a)
Unizan Disclosure Schedule	Art. III

Unizan DRIP	1.6(c)
Unizan ERISA Affiliate	3.11(c)
Unizan ESPP	1.6(c)
Unizan Insiders	6.12
Unizan Material Contracts	3.14(a)
Unizan Recommendation	6.3
Unizan Regulatory Agreement	3.15
Unizan Reports	3.12
Unizan Shareholder Meeting	6.3
Unizan Stock Plans	1.6(a)
Unizan Stock Purchase Plans	1.6(c)
Unizan Stock Option	1.6(a)
Unizan Subsidiary	3.1(c)
Unizan 2002 10-K	3.6

AGREEMENT AND PLAN OF MERGER

AGREEMENT AND PLAN OF MERGER, dated as of January 27, 2004 (this “Agreement”), by and between Unizan Financial Corp., an Ohio corporation (“Unizan”), and Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”).

W I T N E S S E T H:

WHEREAS, the Boards of Directors of Unizan and Huntington have determined that it is in the best interests of their respective companies and their shareholders and stockholders to consummate the strategic business combination transaction provided for in this Agreement in which Unizan will, on the terms and subject to the conditions set forth in this Agreement, merge with and into Huntington (the “Merger”), so that Huntington is the surviving corporation in the Merger (sometimes referred to in such capacity as the “Surviving Corporation”); and

WHEREAS, for Federal income Tax purposes, it is intended that the Merger shall qualify as a reorganization under the provisions of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and this Agreement is intended to be and is adopted as a “plan of reorganization” for purposes of Sections 354 and 361 of the Code; and

WHEREAS, the parties desire to make certain representations, warranties and agreements in connection with the Merger and also to prescribe certain conditions to the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained in this Agreement, and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, and intending to be legally bound hereby, the parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger. (a) Subject to the terms and conditions of this Agreement, in accordance with the Ohio General Corporation Law (the “OGCL”) and the Maryland General Corporation Law (the “MGCL”), at the Effective Time, Unizan shall merge with and into Huntington. Huntington shall be the Surviving Corporation in the Merger, and shall continue its corporate existence under the laws of the State of Maryland. As of the Effective Time, the separate corporate existence of Unizan shall cease.

(b) Huntington may at any time change the method of effecting the combination (including by providing for the merger of Unizan and a wholly owned subsidiary of Huntington), and Unizan shall cooperate in such efforts, including by entering into an appropriate amendment to this Agreement (to the extent such amendment only changes the method of effecting the business combination and does not substantively affect this Agreement or the rights and obligations of the parties or their respective shareholders hereunder); provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of the capital stock of Unizan as provided for in this Agreement (the “Merger Consideration”), (ii) adversely affect the Tax treatment of Unizan’s shareholders as a result of receiving the Merger Consideration or the Tax treatment of either party pursuant to this Agreement or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

1.2 Effective Time. The Merger shall become effective as set forth in the articles of merger (the “Articles of Merger”) that shall be filed with the Maryland State Department of Assessments and Taxation and the certificate of merger (the “Certificate of Merger”) that shall be filed with the Secretary of State of the State of Ohio on or before the Closing Date. The term “Effective Time” shall be the date and time when the Merger becomes effective as set forth in the Articles of Merger and the Certificate of Merger. “Effective Date” shall mean the date on which the Effective Time occurs.

1.3 Effects of the Merger. At and after the Effective Time, the Merger shall have the effects set forth in Section 1701.72 of the OGCL and Section 3-114 of the MGCL.

1.4 Conversion of Unizan Capital Stock. At the Effective Time, by virtue of the Merger and without any action on the part of Huntington, Unizan or the holder of any of the following securities:

(a) Subject to Section 2.2(e), each share of the common stock, without par value, of Unizan issued and outstanding immediately prior to the Effective Time (“Unizan Common Stock”), except for shares of Unizan Common Stock owned by Unizan or Huntington (other than shares of Unizan Common Stock held in trust accounts, managed accounts and the like, or otherwise held in a fiduciary or agency capacity, that are beneficially owned by third parties (any such shares, “Trust Account Common Shares”) and other than shares of Unizan Common Stock held, directly or indirectly, by Unizan or Huntington in respect of a debt previously contracted (any such shares, “DPC Common Shares”)) and for Dissenting Shares (as defined in Section 1.10), shall be converted into the right to receive 1.1424 shares (the “Exchange Ratio”) of common stock, without par value, of Huntington (together with the preferred share purchase rights attached thereto issued pursuant to that certain Rights Agreement (the “Rights Agreement”), dated as of February 22, 1990, by and between Huntington and The Huntington National Bank, as successor to The Huntington Trust Company, N.A., as rights agent, as amended, “Huntington Common Stock”).

(b) All of the shares of Unizan Common Stock converted into the right to receive Huntington Common Stock (as defined in Section 1.4(a)) pursuant to this Article I shall no longer be outstanding and shall automatically be cancelled and shall cease to exist as of the Effective Time, and, subject to Section 1.10, each certificate previously representing any such shares of Unizan Common Stock (each a “Certificate”) shall thereafter represent only the right to receive (A) a certificate representing the number of whole shares of Huntington Common Stock and (B) cash in lieu of fractional shares into which the shares of Unizan Common Stock represented by such Certificate have been converted pursuant to this Section 1.4 and Section 2.2(e). Certificates previously representing shares of Unizan Common Stock shall be exchanged for certificates representing whole shares of Huntington Common Stock and cash in lieu of fractional shares issued in consideration therefor upon the surrender of such Certificates in accordance with Section 2.2, without any interest thereon. If, prior to the Effective Time, the outstanding shares of Huntington Common Stock or Unizan Common Stock shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of a reorganization, recapitalization, reclassification, stock dividend, stock split, reverse stock split, or other similar change in capitalization, an appropriate and proportionate adjustment shall be made to the Exchange Ratio.

(c) Notwithstanding anything in the Agreement to the contrary, at the Effective Time, all shares of Unizan Common Stock that are owned by Unizan or Huntington (other than Trust Account Shares and DPC Shares) shall be cancelled and shall cease to exist and no stock of Huntington or other consideration shall be delivered in exchange therefor.

1.5 Huntington Common Stock. At and after the Effective Time, each share of Huntington capital stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and shall not be affected by the Merger.

1.6 Unizan Stock Plans. (a) Effective as of the Effective Time, each then outstanding option to purchase shares of Unizan Common Stock (each a “Unizan Stock Option”), pursuant to the equity-based compensation plans identified on Schedule 3.11(a) (the “Unizan Stock Plans”), granted to any current or former employee or director of, or consultant to, Unizan or any of its subsidiaries shall be assumed by Huntington and shall be converted into an option to purchase a number of shares of Huntington Common Stock (rounded to the nearest whole share) (an “Assumed Stock Option”) equal to (i) the number of shares of Unizan Common Stock subject to such Unizan Stock Option immediately prior to the Effective Time multiplied by (ii) the Exchange Ratio; and the per share exercise price for Huntington Common Stock issuable upon the exercise of such Assumed Stock Option shall be equal to (i) the exercise price per share of Unizan Common Stock at which such Unizan Stock Option was exercisable immediately prior to the Effective Time divided by (ii) the Exchange Ratio (rounded to the nearest whole cent); provided, however, that in the case of any Unizan Stock Option to which Section 421 of the Code applies by reason of its qualification under Section 422 of the Code, the conversion formula shall be adjusted, if necessary, to comply with Section 424(a) of the Code. Except as otherwise provided herein, the Assumed Stock Options shall be subject to the same terms and conditions (including expiration date, vesting and exercise provisions) as were applicable to the corresponding Unizan Stock Options immediately prior to the Effective Time.

(b) Huntington has taken all corporate actions necessary to reserve for issuance a sufficient number of shares of Huntington Common Stock upon the exercise of the Assumed Stock Options. On or as soon as practicable following the Closing, Huntington shall file a registration statement on an appropriate form or a post-effective amendment to a previously filed registration statement under the Securities Act with respect to the issuance of the shares of Huntington Common Stock subject to the Assumed Stock Options and shall use its reasonable efforts to maintain the effectiveness of such registration statement or registration statements (and maintain the current status of the prospectus or prospectuses contained therein) for so long as such equity awards remain outstanding.

(c) Unizan shall take such action as is necessary to (i) cause the exercise (as of a date that is no later than the earlier of the expiration of the current purchase period and three business days prior to the Effective Date) of each outstanding purchase right under the Unizan Employee Stock Purchase Plan (the “Unizan ESPP”); (ii) provide that no further purchase period shall commence under the Unizan ESPP following such date; provided, however, that such exercise and cessation of further purchase periods shall be conditioned upon the consummation of the Merger; (iii) provide that participation in the Unizan ESPP shall be limited to those employees who were participants on the date hereof; and (iv) provide that participants as of the date hereof may not increase their payroll deduction election or purchase elections from those in effect on the date hereof. On such new exercise date, Unizan shall apply the funds credited as of such date under the Unizan ESPP within each participant’s payroll withholding account to the purchase of shares of Unizan Common Stock in accordance with the terms of the Unizan ESPP. In addition, Unizan shall take such action as is necessary to provide that as of no later than three business days prior to the Effective Date no further shares of Unizan Common Stock will be purchased under the Unizan Automatic Dividend Reinvestment Plan (the “Unizan DRIP” and, together with the Unizan ESPP, the “Unizan Stock Purchase Plans”); provided, however, that such cessation of further purchases shall be conditioned upon the consummation of the Merger. Immediately prior to and effective as of the Effective Time and subject to the consummation of the Merger, Unizan shall terminate the Unizan Stock Purchase Plans.

1.7 Certificate of Incorporation of Huntington. At the Effective Time, the Huntington Charter (as defined in Section 4.1(b)) shall be the certificate of incorporation of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.8 Bylaws of Huntington. At the Effective Time, the Huntington Bylaws shall be the Bylaws of the Surviving Corporation until thereafter amended in accordance with applicable law.

1.9 Tax Consequences. It is intended that the Merger shall constitute a “reorganization” within the meaning of Section 368(a) of the Code, and that this Agreement shall constitute a “plan of reorganization” for purposes of Sections 354 and 361 of the Code.

1.10 Dissenting Shares. No outstanding shares of Unizan Common Stock as to which rights have been asserted pursuant to Section 1701.75 of the OGCL and duly perfected in accordance therewith and not effectively withdrawn (“Dissenting Shares”) shall be converted into or represent a right to receive the Huntington Common Stock in the Merger, and the holder thereof shall be entitled only to such rights as are granted by the OGCL. Unizan shall give Huntington (i) prompt notice upon receipt by Unizan of the assertion of any such rights and of withdrawals thereof (any holder of such shares, a “Dissenting Shareholder”) and (ii) the opportunity to participate in and direct all negotiations and proceedings with respect to any such demands or notices. Unizan shall not, without the prior written consent of Huntington, make any payment with respect to, or settle, offer to settle or otherwise negotiate, any such demands. If any Dissenting Shareholder shall effectively withdraw or lose (through failure to perfect or otherwise) his right to such payment, such holder’s shares of the Unizan Common Stock shall be converted into a right to receive shares of Huntington Common Stock in accordance with Section 1.4(a) and the other applicable provisions of this Agreement.

ARTICLE II

EXCHANGE OF SHARES

2.1 Huntington to Make Shares Available. As promptly as practicable following the Effective Time, Huntington shall deposit, or shall cause to be deposited, with a bank or trust company Subsidiary of Huntington, or another bank or trust company reasonably acceptable to each of Unizan and Huntington (the “Exchange Agent”), for the benefit of the holders of Certificates, for exchange in accordance with this Article II, certificates representing the shares of Huntington Common Stock, and cash in lieu of any fractional shares (such cash and certificates for shares of Huntington Common Stock, together with any dividends or distributions with respect thereto, being referred to as the “Exchange Fund”), to be issued pursuant to Section 1.4 and paid pursuant to Section 2.2(e) in exchange for outstanding shares of Unizan Common Stock (other than Dissenting Shares).

2.2 Exchange of Shares. (a) As soon as practicable after the Effective Time, the Exchange Agent shall mail to each holder of record of one or more Certificates (except to the extent representing Dissenting Shares) a letter of transmittal in customary form as prepared by Huntington and reasonably acceptable to Unizan (which shall specify, among other things, that delivery shall be effected, and risk of loss and title to the Certificates shall pass, only upon delivery of the Certificates to the Exchange Agent) and instructions for use in effecting the surrender of the Certificates in exchange for certificates representing the shares of Huntington Common Stock and any cash in lieu of fractional shares into which the shares of Unizan Common Stock represented by such Certificate or Certificates shall have been converted pursuant to this Agreement. Upon proper surrender of a Certificate or Certificates for exchange and cancellation to the Exchange Agent, together with such properly completed letter of transmittal, duly executed, the holder of such Certificate or Certificates shall be entitled to receive in exchange therefor, as applicable, (i) a certificate representing the number of whole shares of Huntington Common Stock to which such holder of Unizan Common Stock shall have become entitled pursuant to the provisions of Article I, (ii) a check representing the amount of any cash in lieu of fractional shares which such holder has the right to receive in respect of the Certificate or Certificates surrendered pursuant to the provisions of this Article II, and (iii) a check representing the amount of any dividends or distributions then payable pursuant to Section 2.2(b)(i), and the Certificate or Certificates so surrendered shall forthwith be cancelled. No interest will be paid or accrued on any cash in lieu of fractional shares or on any unpaid dividends and distributions payable to holders of Certificates.

(b) No dividends or other distributions declared with respect to Huntington Common Stock shall be paid to the holder of any unsurrendered Certificate until the holder thereof shall surrender such Certificate in accordance with this Article II. After the surrender of a Certificate in accordance with this Article II, the record holder thereof shall be entitled to receive (i) the amount of dividends or other distributions with a record date after the Effective Time theretofore paid, without any interest thereon, with respect to the whole shares of Huntington Common Stock represented by such Certificate and (ii), at the appropriate payment date, the amount of dividends or other distributions with a record date after the Effective Time but prior to surrender and a payment date subsequent to surrender, with respect to shares of Huntington Common Stock represented by such Certificate.

(c) If any certificate representing shares of Huntington Common Stock is to be issued in a name other than that in which the Certificate or Certificates surrendered in exchange therefor is or are registered, it shall be a condition to the issuance thereof that the Certificate or Certificates so surrendered shall be properly endorsed (or accompanied by an appropriate instrument of transfer) and otherwise in proper form for transfer, and that the person requesting such exchange shall pay to the Exchange Agent in advance any transfer or other Taxes required by reason of the issuance of a certificate representing shares of Huntington Common Stock in any name other than that of the registered holder of the Certificate or Certificates surrendered, or required for any other reason, or shall establish to the satisfaction of the Exchange Agent that such Tax has been paid or is not payable.

(d) After the Effective Time, there shall be no transfers on the stock transfer books of Unizan of the shares of Unizan Common Stock that were issued and outstanding immediately prior to the Effective Time other than to settle transfers of Unizan Common Stock that occurred prior to the Effective Time. If, after the Effective Time, Certificates representing such shares are presented for transfer to the Exchange Agent, they shall be cancelled and exchanged for certificates representing shares of Huntington Common Stock as provided in this Article II.

(e) Notwithstanding anything to the contrary contained in this Agreement, no certificates or scrip representing fractional shares of Huntington Common Stock shall be issued upon the surrender of Certificates for exchange, no dividend or distribution with respect to Huntington Common Stock shall be payable on or with respect to any fractional share, and such fractional share interests shall not entitle the owner thereof to vote or to any other rights of a stockholder of Huntington. In lieu of the issuance of any such fractional share, Huntington shall pay to each former shareholder of Unizan who otherwise would be entitled to receive such fractional share an amount in cash (rounded to the nearest cent) determined by multiplying (i) the average of the closing-sale prices of Huntington Common Stock on the Nasdaq National Market (the “Nasdaq”) as reported by The Wall Street Journal for the five full Nasdaq trading days immediately preceding (but not including) the date on which the Effective Time occurs by (ii) the fraction of a share (rounded to the nearest thousandth when expressed in decimal form) of Huntington Common Stock to which such holder would otherwise be entitled to receive pursuant to Section 1.4.

(f) Any portion of the Exchange Fund that remains unclaimed by the shareholders of Unizan as of the first anniversary of the Effective Time shall be paid to Huntington. Any former shareholders of Unizan who have not theretofore complied with this Article II shall thereafter look only to Huntington for payment of the shares of Huntington Common Stock, cash in lieu of any fractional shares and any unpaid dividends and distributions on the Huntington Common Stock deliverable in respect of each share of Unizan Common Stock, as the case may be, such shareholder holds as determined pursuant to this Agreement, in each case, without any interest thereon. Notwithstanding the foregoing, none of Huntington, Unizan, the Exchange Agent or any other person shall be liable to any former holder of shares of Unizan Common Stock for any amount delivered in good faith to a public official pursuant to applicable abandoned property, escheat or similar laws.

(g) In the event any Certificate shall have been lost, stolen or destroyed, upon the making of an affidavit of that fact by the person claiming such Certificate to be lost, stolen or destroyed and, if reasonably required by Huntington, the posting by such person of a bond in such amount as Huntington may determine is reasonably necessary as indemnity against any claim that may be made against it with respect to such Certificate, the Exchange Agent will issue in exchange for such lost, stolen or destroyed Certificate the shares of Huntington Common Stock and any cash in lieu of fractional shares deliverable in respect thereof pursuant to this Agreement.

ARTICLE III

REPRESENTATIONS AND WARRANTIES OF UNIZAN

Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “Unizan Disclosure Schedule”) delivered by Unizan to Huntington prior to the execution of this Agreement, Unizan hereby represents and warrants to Huntington as follows:

3.1 Corporate Organization.

(a) Unizan is a corporation duly organized, validly existing and in good standing under the laws of the State of Ohio. Unizan has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Unizan is duly registered as a financial holding company under the Bank Holding Company Act of 1956, as amended (the “BHC Act”). True and complete copies of the Amended and Restated Articles of Incorporation of Unizan (the “Unizan Articles”) and the Amended Code of Regulations of Unizan (the “Unizan Code”), as in effect as of the date of this Agreement, have previously been made available to Huntington.

(c) Each of Unizan’s Subsidiaries (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan. As used in this Agreement, (i) the word “Subsidiary” when used with respect to either party, means any bank, corporation, partnership, limited liability company or other organization, whether incorporated or unincorporated, that is consolidated with such party for financial reporting purposes under U.S. generally accepted accounting principles (“GAAP”), and the terms “Unizan Subsidiary” and “Huntington Subsidiary” shall mean any direct or indirect Subsidiary of Unizan or Huntington, respectively, and (ii) the term “Material Adverse Effect” means, with respect to Huntington, Unizan or the Surviving Corporation, as the case may be, a material adverse effect on (A) the business, results of operations or financial condition of such party and its Subsidiaries (as defined above) taken as a whole (provided, however, that, with respect to this clause (A), Material Adverse Effect shall not be deemed to include effects to the extent resulting from (1) changes, after the date hereof, in generally accepted accounting principles or regulatory accounting requirements applicable to banks or savings associations and their holding companies generally, (2) changes, after the date hereof, in laws, rules or regulations of general applicability or interpretations thereof by courts or Governmental Entities (as defined in Section 3.4), (3) actions or omissions of Huntington or Unizan taken with the prior written consent of the other or required hereunder, (4) changes, after the date hereof, in general economic or market conditions affecting banks or their holding companies generally, (5) the payment of regular quarterly cash dividends by Unizan in accordance with Section 5.2 or (6) public disclosure of the transactions contemplated hereby), or (B) the ability of such party to timely consummate the transactions contemplated by this Agreement.

3.2 Capitalization. (a) The authorized capital stock of Unizan consists of 100,000,000 shares of Unizan Common Stock, of which, as of the date hereof, 21,713,267.3 shares were issued and outstanding. As of the date hereof, 409,802.2 shares of Unizan Common Stock were held in Unizan’s treasury. As of the date hereof, no shares of Unizan Common Stock were reserved for issuance except for 1,489,856.6 shares of Unizan Common Stock reserved for issuance upon the exercise of Unizan Stock Options issued pursuant to the Unizan Stock Plans. All of the issued and outstanding shares of Unizan Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, except pursuant to this Agreement and the Unizan Stock Plans, Unizan does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Unizan Common Stock or any other equity securities of Unizan or any securities representing the right to purchase or otherwise receive any shares of Unizan Common Stock. Unizan has provided Huntington with a true and complete list of all the Unizan Stock Options outstanding under the Unizan Stock Plans as of January 24, 2004, the number of shares subject to each such Unizan Stock Option, the grant date of each such Unizan Stock Option, the vesting schedule of each such Unizan Stock Option and the exercise price for each such Unizan Stock Option; since January 24, 2004 through the date hereof, Unizan has not issued or awarded, or authorized the issuance or award of, any options, restricted stock or other equity-based awards under the Unizan Stock Plans.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each Subsidiary of Unizan are owned by Unizan, directly or indirectly, free and clear of any material liens, pledges, charges and security interests and similar encumbrances (other than Liens for property Taxes not yet due and payable and in the case of depository institution Subsidiaries of a Party, pledges to secure deposits, “Liens”), and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. §§ 55) and free of preemptive rights. No such Subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such Subsidiary.

3.3 Authority; No Violation. (a) Unizan has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Unizan. The Board of Directors of Unizan has determined that this Agreement and the transactions contemplated hereby are in the best interests of Unizan and its shareholders and has directed that this Agreement and the transactions contemplated by this Agreement be submitted to Unizan’s shareholders for adoption at a duly held meeting of such shareholders and, except for the approval of this Agreement and the transactions contemplated by this Agreement by the affirmative vote of the holders of two-thirds of the outstanding shares of Unizan Common Stock entitled to vote at such meeting, no other corporate proceedings on the part of Unizan are necessary to approve this Agreement or to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Unizan and (assuming due authorization, execution and delivery by Huntington) constitutes the valid and binding obligation of Unizan, enforceable against Unizan in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Unizan nor the consummation by Unizan of the transactions contemplated hereby, nor compliance by Unizan with any of the terms or provisions of this Agreement, will (i) violate any provision of the Unizan Articles or the Unizan Code or (ii) assuming that the consents, approvals and filings referred to in Section 3.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction (as defined in Section 7.1(e)) applicable to Unizan, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Unizan or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Unizan or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan.

3.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Board of Governors of the Federal Reserve System (the “Federal Reserve Board”) under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of the national bank Subsidiaries of Unizan and Huntington, the filing of applications and notices, as applicable, with the Office of the Comptroller of the Currency (the “OCC”), and approval of such applications and notice, (ii) the filing of any required applications or notices with any foreign or state banking, insurance or other regulatory authorities and approval of such applications and notices (the “Other Regulatory Approvals”), (iii) the filing with the Securities and Exchange Commission (the “SEC”) of a Proxy Statement in definitive form relating to the meetings of

Unizan’s shareholders to be held in connection with this Agreement and the transactions contemplated by this Agreement (the “Proxy Statement”) and of a registration statement on Form S-4 (the “Form S-4”) in which the Proxy Statement will be included as a prospectus, and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Maryland Department of Assessments and Taxation pursuant to the MGCL and the issuance by the Maryland Secretary of a Certificate of Merger and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL, (v) any notices to or filings with the Small Business Administration (the “SBA”), (vi) any notices or filings under the Hart-Scott-Rodino Antitrust Improvements Act of 1976, as amended (the “HSR Act”), (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents and the rules and regulations thereunder and of any applicable industry self-regulatory organization (“SRO”), and the rules of the Nasdaq, or that are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock pursuant to this Agreement, (ix) the approval of this Agreement by the requisite vote of shareholders of Unizan and (x) filings, if any, required as a result of the particular status of Huntington, no consents or approvals of or filings or registrations with any court, administrative agency or commission or other governmental authority or instrumentality (each a “Governmental Entity”) are necessary in connection with (A) the execution and delivery by Unizan of this Agreement and (B) the consummation by Unizan of the Merger and the other transactions contemplated by this Agreement.

3.5 Reports. Unizan and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with (i) the Federal Reserve Board, (ii) the Federal Deposit Insurance Corporation, (iii) any state regulatory authority, (iv) the SEC, (v) any foreign regulatory authority and (vi) any SRO (collectively, “Regulatory Agencies”), and all other reports and statements required to be filed by them since January 1, 2000, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Unizan and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Unizan, investigation into the business or operations of Unizan or any of its Subsidiaries since January 1, 2000. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Unizan or any of its Subsidiaries and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Unizan since January 1, 2000.

3.6 Financial Statements. Unizan has previously made available to Huntington copies of (i) the consolidated balance sheet of Unizan and its Subsidiaries as of December 31, 2000, 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended as reported in Unizan’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (as amended prior to the date hereof, the “Unizan 2002 10-K”) filed with the SEC under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), accompanied by the audit report of Crowe, Chizek and Company LLP, independent public accountants with respect to Unizan for the year ended December 31, 2002, and accompanied by the audit report of PricewaterhouseCoopers LLP, independent public accountants with respect to Unizan for the years ended December 31, 2000 and 2001, and (ii) the unaudited consolidated balance sheet of Unizan and its Subsidiaries as of September 30, 2002 and 2003, and the related consolidated statements of income, changes in shareholders equity and cash flows of the three- and nine-month periods then ended, as reported in Unizan’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 (the “Unizan 10-Q”). The December 31, 2002 consolidated balance sheet of Unizan (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Unizan and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 3.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders equity and consolidated financial position of Unizan and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Unizan and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

3.7 Broker’s Fees. Neither Unizan nor any Unizan Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any broker’s fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Sandler O’Neill & Partners, L.P.; and a true and complete copy of the agreement with respect to such engagement is included in Section 3.7 of the Unizan Disclosure Schedule.

3.8 Absence of Certain Changes or Events. Except for liabilities incurred in connection with this Agreement or as publicly disclosed in the Unizan Reports (as defined in Section 3.12) filed prior to the date of this Agreement, since September 30, 2003, Unizan and its Subsidiaries have conducted their respective businesses, in all material respects, only in the ordinary course and there has not been:

(a) any Material Adverse Effect with respect to Unizan;

(b) any issuance or awards of Unizan Stock Options, restricted shares or other equity-based awards in respect of Unizan Common Stock to any director, officer or employee of Unizan or any of its Subsidiaries;

(c) any declaration, setting aside or payment of any dividend or other distribution (whether in cash, stock or property) with respect to any of Unizan’s capital stock,

other than regular quarterly cash dividends not in excess of $0.135 per share on Unizan Common Stock and regular cash distributions on the 9.875% Capital Securities, Series A, of BFOH Capital Trust I in the amounts and at the times required by the Amended and Restated Declaration of Trust of BFOH Capital Trust I;

(d) (i) any granting by Unizan or any of its Subsidiaries to any current or former director, officer or employee of any increase in compensation, bonus or other benefits, except for (x) normal annual increases in base salary to employees who are not current or former directors or officers that were made in the ordinary course of business consistent with past practice, (y) as required from time to time by governmental legislation affecting wages and (z) as required by the terms of plans or arrangements existing prior to such date and described in Section 3.11 of the Unizan Disclosure Schedule, (ii) any granting by Unizan or any of its Subsidiaries to any such current or former director, officer or employee of any increase in severance or termination pay, or (iii) any entry by Unizan or any of its Subsidiaries into, or any amendment of, any employment, deferred compensation, consulting, severance, termination or indemnification agreement with any such current or former director, officer or employee;

(e) other than as described in the public reports of Unizan filed prior to the date hereof with the SEC pursuant to the Securities Act of 1933, as amended (the “Securities Act”) or the Exchange Act, any (i) change in any material respect in accounting methods, principles or practices by Unizan affecting its assets, liabilities or business, other than changes after the date hereof to the extent required by a change in GAAP or regulatory accounting principles, or (ii) Tax election or change in or revocation of any Tax election, amendment to any Tax return, closing agreement with respect to Taxes, or settlement or compromise of any income Tax liability by Unizan or its Subsidiaries;

(f) any material change in its investment or risk management or other similar policies; or

(g) any agreement or commitment (contingent or otherwise) to do any of the foregoing.

3.9 Legal Proceedings. (a) Except as set forth in Section 3.9 of the Unizan Disclosure Schedule, which contains a true and current summary description of any pending and, to Unizan’s knowledge, threatened litigation, action, suit, proceeding, investigation or arbitration material to Unizan and its Subsidiaries, taken as a whole, the forum, the parties thereto, the subject matter thereof and the amount of damages claimed or other remedies requested as of the date hereof, no action, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any individual, partnership, corporation, trust, joint venture, organization or other entity (collectively, “Person”) or Governmental Entity that is material to Unizan and its Subsidiaries, taken as a whole, in each case with respect to Unizan or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations, is pending or, to the knowledge of Unizan, threatened.

(b) There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon Unizan, any of its Subsidiaries or the assets of Unizan or any of its Subsidiaries.

3.10 Taxes and Tax Returns. (a) Each of Unizan and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan. The federal income Tax returns of Unizan and its Subsidiaries have been examined by the Internal Revenue Service (the “IRS”) for all years to and including 1999 and any liability with respect thereto has been satisfied or any liability with respect to deficiencies asserted as a result of such examination is covered by adequate reserves. There are no material disputes pending, or claims asserted, for Taxes or assessments upon Unizan or any of its Subsidiaries for which Unizan does not have adequate reserves. Neither Unizan nor any of its Subsidiaries is a party to or is bound by any Tax sharing, allocation or indemnification agreement or arrangement (other than such an agreement or arrangement exclusively between or among Unizan and its Subsidiaries). Within the past five years, neither Unizan nor any of its Subsidiaries has been a “distributing corporation” or a “controlled corporation” in a distribution intended to qualify under Section 355(a) of the Code. There is and will be no disallowance of a deduction under Section 162(m) of the Code on any Tax Return filed or to be filed by Unizan or its Subsidiaries for employee remuneration of any amount paid or payable by Unizan or any of its Subsidiaries under any contract, plan, program or arrangement or understanding.

(b) As used in this Agreement, the term “Tax” or “Taxes” means (i) all federal, state, local, and foreign income, excise, gross receipts, gross income, ad valorem, profits, gains, property, capital, sales, transfer, use, payroll, employment, severance, withholding, duties, intangibles, franchise, backup withholding, and other taxes, charges, levies or like assessments together with all penalties and additions to tax and interest thereon and (ii) any liability for Taxes described in clause (i) under Treasury Regulation Section 1.1502-6 (or any similar provision of state, local or foreign law).

3.11 Employee Benefits. For purposes hereof, the following terms shall have the following meaning:

“Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign laws or regulations.

A “Unizan Benefit Plan” means any employee benefit plan, program, policy, practices, or other arrangement providing benefits to any current or former employee, officer or director of Unizan or any of its Subsidiaries or any beneficiary or dependent thereof that is sponsored or maintained by Unizan or any of its Subsidiaries or to which Unizan or any of its Subsidiaries contributes or is obligated to contribute, whether or not written, including without limitation any employee welfare benefit plan within the meaning of Section 3(1) of ERISA, any employee pension benefit plan within the meaning of Section 3(2) of ERISA (whether or not such plan is subject to ERISA) and any bonus, incentive, deferred compensation, vacation, stock purchase, stock option, severance, employment, change of control or fringe benefit plan, program or policy.

“Unizan ERISA Affiliate” means, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.

“Employment Agreement” means a contract, offer letter or agreement of Unizan or any of its Subsidiaries with or addressed to any individual who is rendering or has rendered services thereto as an employee or consultant pursuant to which Unizan or any of its Subsidiaries has any actual or contingent liability or obligation to provide compensation and/or benefits in consideration for past, present or future services.

“ERISA” means the Employee Retirement Income Security Act of 1974, as amended, and the regulations promulgated thereunder.

“Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 4001(a)(3) of ERISA.

“Plan” means any Unizan Benefit Plan other than a Multiemployer Plan.

“Withdrawal Liability” means liability to a Multiemployer Plan as a result of a complete or partial withdrawal from such Multiemployer Plan, as those terms are defined in Part I of Subtitle E of Title IV of ERISA.

(a) Section 3.11(a) of the Unizan Disclosure Schedule includes a complete list of all material Unizan Benefit Plans and all Employment Agreements.

(b) With respect to each Plan, Unizan has delivered to Huntington a true, correct and complete copy of: (i) each writing constituting a part of such Plan, including without limitation all plan documents, employee communications, benefit schedules, trust agreements, and insurance contracts and other funding vehicles; (ii) the most recent Annual Report (Form 5500 Series) and accompanying schedule, if any; (iii) the current summary plan description and any material modifications thereto, if any (in each case, whether or not required to be furnished under ERISA); (iv) the most recent annual financial report, if any; (v) the most recent actuarial report, if any; and (vi) the most recent determination letter from the IRS, if any. Unizan has delivered or made available to Huntington a true, correct and complete copy of each Employment Agreement. Except as specifically provided in the foregoing documents delivered to Huntington, there are no amendments to any Plan or Employment Agreement that have been adopted or approved nor has Unizan or any of its Subsidiaries undertaken to make any such amendments or to adopt or approve any new Plan or Employment Agreement.

(c) All contributions required to be made to any Plan by applicable law or regulation or by any plan document or other contractual undertaking, and all premiums due or payable with respect to insurance policies funding any Plan, for any period through the date hereof have been timely made or paid in full or, to the extent not required to be made or paid on or before the date hereof, have been fully reflected on the financial statements. Each Unizan Benefit Plan that is an employee welfare benefit plan under Section 3(1) of ERISA either (i) is funded through an insurance company contract and is not a “welfare benefit fund” within the meaning of Section 419 of the Code or (ii) is unfunded.

(d) With respect to each Unizan Benefit Plan, Unizan and its Subsidiaries have complied, and are now in compliance, in all material respects, with all provisions of ERISA, the Code and all laws and regulations applicable to such Unizan Benefit Plans. Each Plan has been administered in all material respects in accordance with its terms. There is not now, nor do any circumstances exist that could give rise to, any requirement for the posting of security with respect to a Plan or the imposition of any lien on the assets of Unizan or any of its Subsidiaries under ERISA or the Code. Section 3.11(c) of the Unizan Disclosure Schedule identifies each Plan that is intended to be a “qualified plan” within the meaning of Section 401(a) of the Code (“Qualified Plans”). The Internal Revenue Service has issued a favorable determination letter with respect to each Qualified Plan and the related trust that has not been revoked, and there are no existing circumstances and no events have occurred that could adversely affect the qualified status of any Qualified Plan or the related trust. No trust funding any Plan is intended to meet the requirements of Code Section 501(c)(9). None of Unizan and its Subsidiaries nor any other person, including any fiduciary, has engaged in any “prohibited transaction” (as defined in Section 4975 of the Code or Section 406 of ERISA), which could subject any of the Unizan Benefit Plans or their related trusts, Unizan, any of its Subsidiaries or any person that Unizan or any of its Subsidiaries has an obligation to indemnify, to any material tax or penalty imposed under Section 4975 of the Code or Section 502 of ERISA.

(e) With respect to each Plan that is subject to Title IV or Section 302 of ERISA or Section 412 or 4971 of the Code: (i) there does not exist any accumulated funding deficiency within the meaning of Section 412 of the Code or Section 302 of ERISA, whether or not waived; (ii) the fair market value of the assets of such Plan equals or exceeds the actuarial present value of all accrued benefits under such Plan (whether or not vested) on a termination basis; (iii) no reportable event within the meaning of Section 4043(c) of ERISA for which the 30-day notice requirement has not been waived has occurred, and the consummation of the transactions contemplated by this agreement will not result in the occurrence of any such reportable event; (iv) all premiums to the Pension Benefit Guaranty Corporation have been timely paid in full; (v) no liability (other than for premiums to the PBGC) under Title IV of ERISA has been or is expected to be incurred by Unizan or any of its Subsidiaries; and (vi) the PBGC has not instituted proceedings to terminate any such Plan and, to Unizan’s knowledge, no condition exists that presents a risk that such proceedings will be instituted or which would constitute grounds under Section 4042 of ERISA for the termination of, or the appointment of a trustee to administer, any such Plan.

(f) Except as set forth in Section 3.11(g) of the Unizan Disclosure Schedule: (i) no Unizan Benefit Plan is a Multiemployer Plan or a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA (a “Multiple Employer Plan”); (ii) none of Unizan and its Subsidiaries nor any of their respective Unizan ERISA Affiliates has, at any time during the last six years, contributed to or been obligated to contribute to any Multiemployer Plan or Multiple Employer Plan; and (iii) none of Unizan and its Subsidiaries nor any Unizan ERISA Affiliates has incurred any Withdrawal Liability that has not been satisfied in full. There does not now exist, nor do any circumstances exist that could result in, any Controlled Group Liability that would be a liability of Unizan or any of its Subsidiaries following the Closing. Without limiting the generality of the foregoing, neither Unizan nor any of its Subsidiaries, nor any of their respective Unizan ERISA Affiliates, has engaged in any transaction described in Section 4069 or Section 4204 or 4212 of ERISA.

(g) Except for any such benefits described in Section 3.11(g) of the Unizan Disclosure Schedule with respect to the individuals listed thereon, Unizan and its Subsidiaries have no liability for life, health, medical or other welfare benefits to former employees or beneficiaries or dependents thereof, except for health continuation coverage as required by Section 4980B of the Code or Part 6 of Title I of ERISA and at no expense to Unizan and its Subsidiaries. Unizan and each of its Subsidiaries has reserved the right to amend, terminate or modify at any time all plans or arrangements providing for retiree health or life insurance coverage.

(h) Section 3.11(i) of the Unizan Disclosure Schedule sets forth (i) an accurate and complete description of each provision of any Plan or Employment Agreement under which the execution and delivery of this Agreement or the consummation of the transactions contemplated hereby could (either along or in conjunction with any other event) result in, cause the accelerated vesting, funding or delivery of, or increase the amount or value of, any payment or benefit to any employee, officer or director of Unizan or any of its Subsidiaries, or could limit the right of Unizan or any of its Subsidiaries to amend, merge, terminate or receive a reversion of assets from any Unizan Benefit Plan or related trust or any Employment Agreement or related trust, and (ii) the maximum amount of the “excess parachute payments” within the meaning of Section 280G of the Code that could become payable by Unizan or any of its Subsidiaries in connection with the execution and delivery of this Agreement and the consummation of the transactions contemplated hereby.

(i) No labor organization or group of employees of Unizan or any of its Subsidiaries has made a pending demand for recognition or certification, and there are no representation or certification proceedings or petitions seeking a representation proceeding presently pending or threatened to be brought or filed, with the National Labor Relations Board or any other labor relations tribunal or authority. Each of Unizan and its Subsidiaries is in compliance with all applicable laws and collective bargaining agreements respecting employment and employment practices, terms and conditions of employment, wages and hours and occupational safety and health.

(j) Each individual who renders services to Unizan or any of its Subsidiaries who is classified by Unizan or such Subsidiary, as applicable, as having the status of an independent contractor or other non-employee status for any purpose (including for purposes of taxation and tax reporting and under Unizan Benefit Plans) is properly so characterized. Unizan, its Subsidiaries and each member of their respective business enterprises has complied with the Worker Adjustment and Retraining Notification Act and all similar state, local and foreign laws.

(k) All Unizan Benefit Plans subject to the laws of any jurisdiction outside of the United States (i) have been maintained in accordance with all applicable requirements, (ii) if they are intended to qualify for special tax treatment meet all requirements for such treatment, and (iii) if they are intended to be funded and/or book-reserved are fully funded and/or book reserved, as appropriate, based upon reasonable actuarial assumptions.

3.12 SEC Reports. Unizan has previously made available to Huntington an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive proxy statement filed since January 1, 2000 by Unizan with the SEC pursuant to the Securities Act or the Exchange Act (the “Unizan Reports”), and prior to the date of this Agreement and (ii) communication mailed by Unizan to its shareholders since January 1, 2000 and prior to the date of this Agreement, and no such Unizan Report or communication, as of the date of such Unizan Report or communication, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2000, as of their respective dates, all Unizan Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

3.13 Compliance with Applicable Law. (a) Unizan and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Unizan or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan. Unizan Bank, N.A., is “well-capitalized” and “well-managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory” or better.

(b) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan, Unizan and each Unizan Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Unizan, any Unizan Subsidiary, or any director, officer or employee of Unizan or of any Unizan Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan, and, except as would not be reasonably likely to have, either individually or in the aggregate, a

Material Adverse Effect on Unizan, and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

3.14 Certain Contracts. (a) Except as set forth in the exhibit index for Unizan’s Annual Report on Form 10-K for the year ended December 31, 2002 or as permitted pursuant to Section 5.2 or as set forth on Section 3.14 of Unizan Disclosure Schedule, neither Unizan nor any of its Subsidiaries is a party to or bound by (i) any agreement relating to the incurring of Indebtedness (as defined below) by Unizan or any of its Subsidiaries in an amount in excess in the aggregate of $250,000 (collectively, “Instruments of Indebtedness”), (ii) any “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC), (iii) any non-competition or exclusive dealing agreement, or any other agreement or obligation which purports to limit or restrict in any respect (A) the ability of Unizan or its Subsidiaries to solicit customers or (B) the manner in which, or the localities in which, all or any portion of the business of Unizan and its Subsidiaries or, following consummation of the transactions contemplated by this Agreement, Huntington and its Subsidiaries, is or would be conducted, (iv) any agreement providing for the indemnification by Unizan or a Subsidiary of Unizan of any Person other than customary agreements with directors or officers of Unizan or its Subsidiaries or with vendors providing goods or services to Unizan or its Subsidiaries where the potential indemnity obligations thereunder are not reasonably expected to be material to Unizan, (v) any joint venture or partnership agreement material to Unizan, (vi) any agreement that grants any right of first refusal or right of first offer or similar right or that limits or purports to limit the ability of Unizan or any of its Subsidiaries to own, operate, sell, transfer, pledge or otherwise dispose of any assets or business, (vii) any contract or agreement providing for any payments that are conditioned, in whole or in part, on a change of control of Unizan or any of its Subsidiaries, (viii) any collective bargaining agreement, (ix) any employment agreement (other than agreements terminable by Unizan or any Subsidiary of Unizan on not more than 30 days’ notice without penalty and which will not in any respect be affected by a change of control of Unizan), with, or any agreement or arrangement that contains any severance pay or post-employment liabilities or obligations (other than as required by law) to, any current or former director, officer or employee of Unizan or its Subsidiaries, (x) any agreement regarding any agent bank or other similar relationships with respect to lines of business, (xi) any agreement that contains a “most favored nation” clause or other term providing preferential pricing or treatment to a third party, (xii) any agreement material to Unizan and its Subsidiaries, taken as a whole, pertaining to the use of or granting any right to use or practice any rights under any Intellectual Property, whether Unizan is the licensee or licensor thereunder, (xiii) any agreements pursuant to which Unizan or any of its Subsidiaries leases any real property, (xiv) any contract or agreement material to Unizan and its Subsidiaries, taken as a whole, providing for the outsourcing or provision of servicing of customers, technology or product offerings of Unizan or its Subsidiaries, and (xv) any contract or other agreement not made in the ordinary course of business which (A) is material to Unizan and its Subsidiaries taken as a whole or (B) which would reasonably be expected to materially delay the consummation of the Merger or any of the transactions contemplated by this Agreement (the agreements, contracts and obligations of the type described in clauses (i) through (xv) being referred to herein as “Unizan Material Contracts”).

(b) Each Unizan Material Contract is valid and binding on Unizan (or, to the extent a Subsidiary of Unizan is a party, such Subsidiary) and, to the knowledge of Unizan, any other party thereto and is in full force and effect. Neither Unizan nor any of its Subsidiaries is in breach or default under any Unizan Material Contract except where any such breach or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Unizan. Neither Unizan nor any Subsidiary of Unizan knows of, or has received notice of, any violation or default under (nor, to the knowledge of Unizan, does there exist any condition which with the passage of time or the giving of notice or both would result in such a violation or default under) any Unizan Material Contract by any other party thereto except where any such violation or default would not, individually or in the aggregate, reasonably be expected to result in a Material Adverse Effect on Unizan. Prior to the date hereof, Unizan has made available to Huntington true and complete copies of all Unizan Material Contracts. There are no provisions in any Instrument of Indebtedness that provide any restrictions on the repayment of the outstanding Indebtedness thereunder, or that require that any financial payment (other than payment of outstanding principal and accrued interest) be made in the event of the repayment of the outstanding Indebtedness thereunder prior to expiration. For purposes of this Section 3.14 and elsewhere through this Agreement, “Indebtedness” of a person shall mean (i) all obligations of such person for borrowed money, (ii) all obligations of such person evidenced by bonds, debentures, notes and similar instruments, (iii) all leases of such person capitalized pursuant to GAAP, and (iv) all obligations of such person under sale-and-lease back transactions, agreements to repurchase securities sold and other similar financing transactions.

3.15 Agreements with Regulatory Agencies. Neither Unizan nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been ordered to pay any civil money penalty by, or has been since January 1, 2000, a recipient of any supervisory letter from, or since January 1, 2000, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each item in this sentence, whether or not set forth in the Unizan Disclosure Schedule, a “Unizan Regulatory Agreement”), nor has Unizan or any of its Subsidiaries been advised since January 1, 2000 by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering, or requesting any such Unizan Regulatory Agreement.

3.16 Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Unizan or for the account of a customer of Unizan or any of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Unizan or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (ii) its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and, (iii) to Unizan’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

3.17 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Unizan included in the Unizan 10-Q (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2003, since such date, neither Unizan nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that has had or is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan.

3.18 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Unizan of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Unizan, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan. To the knowledge of Unizan, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Unizan. Unizan is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Unizan.

3.19 Real Property.

(a) Each of Unizan and its Subsidiaries has good title free and clear of all Liens to all real property owned by such entities (the “Owned Properties”), except for Liens that do not materially detract from the present use of such real property.

(b) A true and complete copy of each agreement pursuant to which Unizan or any of its Subsidiaries leases any real property (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Leases”) has heretofore been made available to Huntington. Each Lease is valid, binding and enforceable against Unizan or its applicable Subsidiary in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no defaults by Unizan or any of its Subsidiaries, as applicable, under any of the Leases which, in the aggregate, would result in the termination of such Leases and a Material Adverse Effect on Unizan. The consummation of the transactions contemplated by this Agreement will not cause defaults under the Leases, except for any such default which would not individually or in the aggregate, have a Material Adverse Effect on Unizan.

(c) The Owned Properties and the properties (the “Leased Properties”) leased pursuant to the Leases constitute all of the real estate on which Unizan and its Subsidiaries maintain their facilities or conduct their business as of the date of this Agreement, except for locations the loss of which would not result in a Material Adverse Effect on Unizan.

(d) A true and complete copy of each agreement pursuant to which Unizan or any of its Subsidiaries leases real property to a third party (such agreements, together with any amendments, modifications and other supplements thereto, collectively, the “Third Party Leases”) has heretofore been made available to Huntington. Each Third Party Lease is valid, binding and enforceable in accordance with its terms and is in full force and effect (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies). There are no existing defaults by the tenant under any Third Party Lease which, in the aggregate, would result in the termination of such Third Party Leases except for any such default which would not reasonably be expected to result in a Material Adverse Effect on Unizan.

3.20 State Takeover Laws. The Board of Directors of Unizan has approved this Agreement and the transactions contemplated hereby as required to render inapplicable to such agreements and transactions the provisions of Chapter 1704 and Section 1707.043 of the OGCL, Article VIII of the Unizan Articles and all other similar “takeover” or “interested shareholder” law (any such laws, “Takeover Statutes”).

3.21 Reorganization. As of the date of this Agreement, Unizan is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

3.22 Opinions. Prior to the execution of this Agreement, Unizan has received an opinion from Sandler O’Neill & Partners, L.P. to the effect that as of the date thereof and based upon and subject to the matters set forth therein, the Exchange Ratio is fair to the shareholders of Unizan from a financial point of view. Such opinion has not been amended or rescinded as of the date of this Agreement.

3.23 Internal Controls. None of Unizan or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Unizan and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

3.24 Insurance. Unizan and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as its management reasonably has determined to be prudent in accordance with industry practices.

3.25 Unizan Information. The information relating to Unizan and its Subsidiaries contained in the Proxy Statement and the Form S-4, or that is provided by Unizan or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Proxy Statement (except for such portions thereof that relate only to Huntington or any of its Subsidiaries) will comply in all material respects with the provisions of the Exchange Act and the rules and regulations thereunder.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF HUNTINGTON

Except as disclosed in a correspondingly numbered section of the disclosure schedule (the “Huntington Disclosure Schedule”) delivered by Huntington to Unizan prior to the execution of this Agreement, Huntington hereby represents and warrants to Unizan as follows:

4.1 Corporate Organization. (a) Huntington is a corporation duly organized, validly existing and in good standing under the laws of the State of Maryland. Huntington has the corporate power and authority to own or lease all of its properties and assets and to carry on its business as it is now being conducted, and is duly licensed or qualified to do business in each jurisdiction in which the nature of the business conducted by it or the character or location of the properties and assets owned or leased by it makes such licensing or qualification necessary.

(b) Huntington is duly registered as a financial holding company under the BHC Act. True and complete copies of the Articles of Restatement of Charter, as amended (the “Huntington Charter”) and Bylaws of Huntington, as in effect as of the date of this Agreement, have previously been made available to Unizan.

(c) Each Huntington Subsidiary (i) is duly organized and validly existing under the laws of its jurisdiction of organization, (ii) is duly qualified to do business and in good standing in all jurisdictions (whether Federal, state, local or foreign) where its ownership or leasing of property or the conduct of its business requires it to be so qualified, and (iii) has all requisite corporate power and authority to own or lease its properties and assets and to carry on its business as now conducted, except in each of (i) – (iii) as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

4.2 Capitalization. (a) The authorized capital stock of Huntington consists of 500,000,000 shares of Huntington Common Stock, of which, as of the date hereof, 229,057,890 shares were issued and outstanding, and 6,617,808 shares of preferred stock, no par value (the “Huntington Preferred Stock”), of which, as of the date hereof, no shares were issued and outstanding. As of the date hereof, no more than 28,808,365 shares of Huntington Common Stock were held in Huntington’s treasury. As the date hereof, no shares of Huntington Common Stock or Huntington Preferred Stock were reserved for issuance, except for 19,946,505 shares reserved for issuance upon exercise of options issued pursuant to employee and director stock plans of Huntington in effect as of the date of this Agreement (the “Huntington Stock Plans”). All of the issued and outstanding shares of Huntington Common Stock have been duly authorized and validly issued and are fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof. As of the date hereof, except pursuant to this Agreement, the Rights Agreement and the Huntington Stock Plans, Huntington does not have and is not bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of Huntington Common Stock or any other equity securities of Huntington or any securities representing the right to purchase or otherwise receive any shares of Huntington Common Stock. The shares of Huntington Common Stock to be issued pursuant to the Merger will be duly authorized and validly issued and, at the Effective Time, all such shares will be fully paid, nonassessable and free of preemptive rights, with no personal liability attaching to the ownership thereof.

(b) All of the issued and outstanding shares of capital stock or other equity ownership interests of each “significant subsidiary” (as such term is defined under Regulation S-X of the SEC) of Huntington are owned by Huntington, directly or indirectly, free and clear of any Liens, and all of such shares or equity ownership interests are duly authorized and validly issued and are fully paid, nonassessable (subject to 12 U.S.C. §§ 55) and free of preemptive rights. No such significant subsidiary has or is bound by any outstanding subscriptions, options, warrants, calls, commitments or agreements of any character calling for the purchase or issuance of any shares of capital stock or any other equity security of such subsidiary or any securities representing the right to purchase or otherwise receive any shares of capital stock or any other equity security of such subsidiary.

4.3 Authority; No Violation. (a) Huntington has full corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly approved by the Board of Directors of Huntington. The Board of Directors of Huntington has determined that this Agreement and the transactions contemplated hereby are in the best interests of Huntington and its stockholders and no other corporate proceedings on the part of Huntington are necessary to approve this Agreement to consummate the transactions contemplated hereby. This Agreement has been duly and validly executed and delivered by Huntington and (assuming due authorization, execution and delivery by Unizan) constitutes the valid and binding obligation of Huntington, enforceable against Huntington in accordance with its terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies).

(b) Neither the execution and delivery of this Agreement by Huntington, nor the consummation by Huntington of the transactions contemplated hereby, nor compliance by Huntington with any of the terms or provisions of this Agreement, will (i) violate any provision of the Huntington Charter or the Huntington Bylaws, or (ii) assuming that the consents, approvals and filings referred to in Section 4.4 are duly obtained and/or made, (A) violate any statute, code, ordinance, rule, regulation, judgment, order, writ, decree or Injunction applicable to Huntington, any of its Subsidiaries or any of their respective properties or assets or (B) violate, conflict with, result in a breach of any provision of or the loss of any benefit under, constitute a default (or an event which, with notice or lapse of time, or both, would constitute a default) under, result in the termination of or a right of termination or cancellation under, accelerate the performance required by, or result in the creation of any Lien upon any of the respective properties or assets of Huntington or any of its Subsidiaries under, any of the terms, conditions or provisions of any note, bond, mortgage, indenture, deed of trust, license, lease, agreement or other instrument or obligation to which Huntington or any of its Subsidiaries is a party, or by which they or any of their respective properties or assets may be bound or affected, except for such violations, conflicts, breaches or defaults with respect to clause (ii) that are not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

4.4 Consents and Approvals. Except for (i) the filing of applications and notices, as applicable, with the Federal Reserve Board under the BHC Act and the Federal Reserve Act, as amended, and approval of such applications and notices, and, in connection with the merger of the national bank Subsidiaries of Unizan and Huntington, the filing of applications and notices, as applicable, with the OCC and approval of such applications and notice, (ii) the Other Regulatory Approvals, (iii) the filing with the SEC of the Proxy Statement and the filing and declaration of effectiveness of the Form S-4, (iv) the filing of the Articles of Merger with the Maryland Department of Assessments and Taxation pursuant to the MGCL and the issuance by the Maryland Secretary of a Certificate of Merger and the filing of the Certificate of Merger with the Secretary of State of the State of Ohio pursuant to the OGCL, (v) any notices to or filings with the SBA, (vi) any notices or filings under the HSR Act, (vii) any consents, authorizations, approvals, filings or exemptions in connection with compliance with the applicable provisions of federal and state securities laws relating to the regulation of broker-dealers, investment advisers or transfer agents, and the rules of the Nasdaq, or that are required under consumer finance, mortgage banking and other similar laws, (viii) such filings and approvals as are required to be made or obtained under the securities or “Blue Sky” laws of various states in connection with the issuance of the shares of Huntington Common Stock pursuant to this Agreement, and (ix) filings, if any, required as a result of the particular status of Unizan, no consents or approvals of or filings or registrations with any Governmental Entity are necessary in connection with (A) the execution and delivery by Huntington of this Agreement and (B) the consummation by Huntington of the Merger and the other transactions contemplated by this Agreement.

4.5 Reports. Huntington and each of its Subsidiaries have timely filed all reports, registrations and statements, together with any amendments required to be made with respect thereto, that they were required to file since January 1, 2000 with the Regulatory Agencies, and all other reports and statements required to be filed by them since January 1, 2000, including any report or statement required to be filed pursuant to the laws, rules or regulations of the United States, any state, any foreign entity, or any Regulatory Agency, and have paid all fees and assessments due and payable in connection therewith. Except for normal examinations conducted by a Regulatory Agency in the ordinary course of the business of Huntington and its Subsidiaries, no Regulatory Agency has initiated or has pending any proceeding or, to the knowledge of Huntington, investigation into the business or operations of Huntington or any of its Subsidiaries since January 1, 2000. There (i) is no unresolved violation, criticism, or exception by any Regulatory Agency with respect to any report or statement relating to any examinations or inspections of Huntington or any of its Subsidiaries, and (ii) has been no formal or informal inquiries by, or disagreements or disputes with, any Regulatory Agency with respect to the business, operations, policies or procedures of Huntington since January 1, 2000.

4.6 Financial Statements. Huntington has previously made available to Unizan copies of (i) the consolidated balance sheet of Huntington and its Subsidiaries as of December 31, 2000, 2001 and 2002, and the related consolidated statements of income, changes in shareholders’ equity and cash flows for the years then ended as reported in Huntington’s Annual Report on Form 10-K for the fiscal year ended December 31, 2002 (as amended prior to the date hereof, the “Huntington 2002 10-K”) filed with the SEC under the Exchange Act, accompanied by the audit report of Ernst & Young LLP, independent public accountants with respect to Huntington, and (ii) the unaudited consolidated balance sheet of Huntington and its Subsidiaries as of September 30, 2002 and 2003, and the related consolidated statements of income, changes in shareholders’ equity and cash flows of the three and nine month periods then ended, as reported in Huntington’s Quarterly Report on Form 10-Q for the quarterly period ended September 30, 2003 (the “Huntington 10-Q”). The December 31, 2002 consolidated balance sheet of Huntington (including the related notes, where applicable) fairly presents in all material respects the consolidated financial position of Huntington and its Subsidiaries as of the date thereof, and the other financial statements referred to in this Section 4.6 (including the related notes, where applicable) fairly present in all material respects the results of the consolidated operations and changes in shareholders’ equity and consolidated financial position of Huntington and its Subsidiaries for the respective fiscal periods or as of the respective dates therein set forth, subject to normal year-end audit adjustments in amounts consistent with past experience in the case of unaudited statements; each of such statements (including the related notes, where applicable) complies in all material respects with applicable accounting requirements and with the published rules and regulations of the SEC with respect thereto; and each of such statements (including the related notes, where applicable) has been prepared in all material respects in accordance with GAAP consistently applied during the periods involved, except, in each case, as indicated in such statements or in the notes thereto. The books and records of Huntington and its Subsidiaries have been, and are being, maintained in all material respects in accordance with GAAP and any other applicable legal and accounting requirements and reflect only actual transactions.

4.7 Broker’s Fees. Neither Huntington nor any Huntington Subsidiary nor any of their respective officers or directors has employed any broker or finder or incurred any liability for any brokers fees, commissions or finder’s fees in connection with the Merger or related transactions contemplated by this Agreement, other than Keefe, Bruyette & Woods, Inc., all of the fees and expenses of which shall be the sole responsibility of Huntington.

4.8 Absence of Certain Changes or Events. Except as publicly disclosed in Huntington Reports (as defined in Section 4.11) filed prior to the date of this Agreement, from September 30, 2003 through and including the date of this Agreement, (i) Huntington and the Huntington Subsidiaries have carried on their respective businesses in all material respects in the ordinary course, and (ii) there has not been any Material Adverse Effect with respect to Huntington.

4.9 Legal Proceedings. (a) Except as set forth in Section 4.9 of the Huntington Disclosure Schedule, there is no, and there is, to Huntington’s knowledge, no threatened, litigation, action, suit, proceeding, investigation or arbitration material to Huntington and its Subsidiaries, taken as a whole, and no action, demand, charge, requirement or investigation by any Governmental Entity and no litigation, action, suit, proceeding, investigation or arbitration by any Person or Governmental Entity that is material to Huntington and its Subsidiaries, taken as a whole, in each case with respect to Huntington or any of its Subsidiaries or any of their respective properties or permits, licenses or authorizations, is pending or, to the knowledge of Huntington, threatened.

(b) There is no material Injunction, judgment, or regulatory restriction (other than those of general application that apply to similarly situated financial or bank holding companies or their Subsidiaries) imposed upon Huntington, any of its Subsidiaries or the assets of Huntington or any of its Subsidiaries.

4.10 Taxes and Tax Returns. Each of Huntington and its Subsidiaries has duly filed all federal, state, foreign and local information returns and Tax returns required to be filed by it on or prior to the date of this Agreement (all such returns being accurate and complete in all material respects) and has duly paid or made provision for the payment of all Taxes that have been incurred or are due or claimed to be due from it by federal, state, foreign or local taxing authorities other than (i) Taxes or other governmental charges that are not yet delinquent or are being contested in good faith, have not been finally determined and have been adequately reserved against, or (ii) information returns, Tax returns or Taxes as to which the failure to file, pay or make provision for is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

4.11 SEC Reports. Huntington has previously made available to Unizan an accurate and complete copy of each (i) final registration statement, prospectus, report, schedule and definitive Proxy Statement filed since January 1, 2000 by Huntington with the SEC pursuant to the Securities Act or the Exchange Act (the “Huntington Reports”) and prior to the date of this Agreement and (ii) communication mailed by Huntington to its stockholders since January 1, 2000 and prior to the date of this Agreement, and no such Huntington Report or communication, as of the date of such Huntington Report or communication, contained any untrue statement of a material fact or omitted to state any material fact required to be stated therein or necessary in order to make the statements made therein, in light of the circumstances in which they were made, not misleading, except that information as of a later date (but before the date of this Agreement) shall be deemed to modify information as of an earlier date. Since January 1, 2000, as of their respective dates, all Huntington Reports filed under the Securities Act and the Exchange Act complied as to form in all material respects with the published rules and regulations of the SEC with respect thereto.

4.12 Compliance with Applicable Law. (a) Huntington and each of its Subsidiaries hold all licenses, franchises, permits and authorizations necessary for the lawful conduct of their respective businesses under and pursuant to each, and have complied in all respects with and are not in default in any respect under any, applicable law, statute, order, rule, regulation, policy or guideline of any Governmental Entity relating to Huntington or any of its Subsidiaries, except where the failure to hold such license, franchise, permit or authorization or such noncompliance or default is not reasonably likely to, either individually or in the aggregate, have a Material Adverse Effect on Huntington. The Huntington National Bank is “well-capitalized” and “well-managed” under applicable regulatory definitions, and its examination rating under the Community Reinvestment Act of 1977 is “satisfactory” or better.

(b) Except as is not reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, Huntington and each Huntington Subsidiary have properly administered all accounts for which it acts as a fiduciary, including accounts for which it serves as a trustee, agent, custodian, personal representative, guardian, conservator or investment advisor, in accordance with the terms of the governing documents, applicable state and federal law and regulation and common law. None of Huntington, any Huntington Subsidiary, or any director, officer or employee of Huntington or of any Huntington Subsidiary, has committed any breach of trust or fiduciary duty with respect to any such fiduciary account that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, and, except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington and the accountings for each such fiduciary account are true and correct and accurately reflect the assets of such fiduciary account.

4.13 Agreements with Regulatory Agencies. Neither Huntington nor any of its Subsidiaries is subject to any cease-and-desist or other order or enforcement action issued by, or is a party to any written agreement, consent agreement or memorandum of understanding with, or is a party to any commitment letter or similar undertaking to, or is subject to any order or directive by, or has been since January 1, 2000, a recipient of any supervisory letter from, or has been ordered to pay any civil money penalty by, or since January 1, 2000, has adopted any policies, procedures or board resolutions at the request or suggestion of any Regulatory Agency or other Governmental Entity that currently restricts in any material respect the conduct of its business or that in any material manner relates to its capital adequacy, its ability to pay dividends, its credit or risk management policies, its management or its business, other than those of general application that apply to similarly situated financial holding companies or their Subsidiaries (each, whether or not set forth in the Huntington Disclosure Schedule, a “Huntington Regulatory Agreement”), nor has Huntington or any of its Subsidiaries been advised since January 1, 2000, by any Regulatory Agency or other Governmental Entity that it is considering issuing, initiating, ordering or requesting any such Huntington Regulatory Agreement.

4.14 Interest Rate Risk Management Instruments. Except as would not be reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington, (i) all interest rate swaps, caps, floors and option agreements and other interest rate risk management arrangements, whether entered into for the account of Huntington or for the account of a customer of Huntington or one of its Subsidiaries, were entered into in the ordinary course of business consistent with past practice and in accordance with prudent banking practice and applicable rules, regulations and policies of any Regulatory Authority and with counterparties believed to be financially responsible at the time and are legal, valid and binding obligations of Huntington or one of its Subsidiaries enforceable against it in accordance with their terms (except as may be limited by bankruptcy, insolvency, moratorium, reorganization or similar laws affecting the rights of creditors generally and the availability of equitable remedies), and are in full force and effect, (ii) each of its Subsidiaries have duly performed their obligations thereunder to the extent that such obligations to perform have accrued, and (iii) to Huntington’s knowledge, there are no breaches, violations or defaults or allegations or assertions of such by any party thereunder.

4.15 Undisclosed Liabilities. Except for those liabilities that are reflected or reserved against on the consolidated balance sheet of Huntington included in the Huntington 10-Q (including any notes thereto) and for liabilities incurred in the ordinary course of business consistent with past practice since September 30, 2003, since such date, neither Huntington nor any of its Subsidiaries has incurred any liability of any nature whatsoever (whether absolute, accrued, contingent or otherwise and whether due or to become due) that, either individually or in the aggregate, has had or is reasonably likely to have, a Material Adverse Effect on Huntington.

4.16 Environmental Liability. There are no legal, administrative, arbitral or other proceedings, claims, actions, causes of action, private environmental investigations or remediation activities or governmental investigations of any nature seeking to impose, or that are reasonably likely to result in the imposition, on Huntington of any liability or obligation arising under common law or under any local, state or federal environmental statute, regulation or ordinance including the Comprehensive Environmental Response, Compensation and Liability Act of 1980, as amended, pending or threatened against Huntington, which liability or obligation is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington. To the knowledge of Huntington, there is no reasonable basis for any such proceeding, claim, action or governmental investigation that would impose any liability or obligation that would be reasonably likely to have, individually or in the aggregate, a Material Adverse Effect on Huntington. Huntington is not subject to any agreement, order, judgment, decree, letter or memorandum by or with any Governmental Entity or third party imposing any liability or obligation with respect to the foregoing that is reasonably likely to have, either individually or in the aggregate, a Material Adverse Effect on Huntington.

4.17 Reorganization. As of the date of this Agreement, Huntington is not aware of any fact or circumstance that could reasonably be expected to prevent the Merger from qualifying as a “reorganization” within the meaning of Section 368(a) of the Code.

4.18 Internal Controls. None of Huntington or its Subsidiaries’ records, systems, controls, data or information are recorded, stored, maintained, operated or otherwise wholly or partly dependent on or held by any means (including any electronic, mechanical or photographic process, whether computerized or not) which (including all means of access thereto and therefrom) are not under the exclusive ownership and direct control of it or its Subsidiaries or accountants except as would not, individually or in the aggregate, reasonably be expected to result in a materially adverse effect on the system of internal accounting controls described in the next sentence. Huntington and its Subsidiaries have devised and maintain a system of internal accounting controls sufficient to provide reasonable assurances regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP.

4.19 Huntington Information. The information relating to Huntington and its Subsidiaries that is provided by Huntington for inclusion in the Proxy Statement and the Form S-4, or the information relating to Huntington and its Subsidiaries that is provided by Huntington or its representatives for inclusion in any other document filed with any other Regulatory Agency in connection with the transactions contemplated by this Agreement, will not contain any untrue statement of a material fact or omit to state a material fact necessary to make the statements therein, in light of the circumstances in which they are made, not misleading. The Form S-4 will comply with the provisions of the Securities Act and the rules and regulations thereunder in all material respects.

ARTICLE V

COVENANTS RELATING TO CONDUCT OF BUSINESS

5.1 Conduct of Businesses Prior to the Effective Time. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement (including the Unizan Disclosure Schedule), Unizan shall, and shall cause each of its Subsidiaries to (i) conduct its business in the ordinary course in all material respects, (i) use reasonable best efforts to maintain and preserve intact its business organization, employees and advantageous business relationships and retain the services of its key officers and key employees and (iii) take no action that would adversely affect or materially delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby or to perform its covenants and agreements under this Agreement or to consummate the transactions contemplated hereby or thereby.

5.2 Unizan Forbearances. During the period from the date of this Agreement to the Effective Time, except as set forth in Section 5.2 of the Unizan Disclosure Schedule and except as expressly contemplated or permitted by this Agreement, Unizan shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Huntington:

(a) (i) other than dividends and distributions by a direct or indirect Subsidiary of Unizan to Unizan or any direct or indirect wholly owned Subsidiary of Unizan, declare, set aside or pay any dividends on, make any other distributions in respect of, or enter into any agreement with respect to the voting of, any of its capital stock (except for regular quarterly cash dividends not to exceed $0.135 per share on Unizan Common Stock), (ii) split, combine or reclassify any of its capital stock or issue or authorize the issuance of any other securities in respect of, in lieu of, or in substitution for, shares of its capital stock, except upon the exercise of Unizan Stock Options that are outstanding as of the date hereof in accordance with their present terms, or (iii) purchase, redeem or otherwise acquire any shares of capital stock or other securities of Unizan or any of its Subsidiaries, or any rights, warrants or options to acquire any such shares or other securities (other than the issuance of Unizan Common Stock upon the exercise of Unizan Stock Options that are outstanding as of the date hereof in accordance with their present terms);

(b) issue, deliver, sell, pledge or otherwise encumber or subject to any Lien any shares of its capital stock, any other voting securities, including any restricted shares of Unizan Common Stock, or any securities convertible into, or any rights, warrants or options to acquire, any such shares, voting securities or convertible securities, including any Unizan Stock Options (other than the issuance of Unizan Common Stock upon the exercise of Unizan Stock Options that are outstanding as of the date hereof in accordance with their present terms);

(c) amend its certificate of incorporation, by-laws or other comparable organizational documents;

(d) (i) acquire or agree to acquire by merging or consolidating with, or by purchasing any assets or any equity securities of, or by any other manner, any business or any Person, or otherwise acquire or agree to acquire any assets except in the ordinary course of business or (ii) open, close, sell or acquire any branches;

(e) sell, lease, license, mortgage or otherwise encumber or subject to any Lien, or otherwise dispose of any of its properties or assets other than securitizations and other transactions in the ordinary course of business and consistent with past practices or create any security interest in such assets or properties;

(f) except for borrowings having a maturity of not more than 30 days under existing credit facilities (or renewals, extensions or replacements therefor that do not provide for any termination fees or penalties, prohibit pre-payments or provide for any pre-payment penalties, or contain any like provisions limiting or otherwise affecting the ability of Unizan or its applicable Subsidiaries or successors from terminating or pre-paying such facilities, or contain financial terms less advantageous than existing credit facilities, and as they may be so renewed, extended or replaced, (“Credit Facilities”)) that are incurred in the ordinary course of business consistent with past practice and with respect to which Unizan consults with Huntington on a basis not less frequently than weekly, or for borrowings under Credit Facilities or other lines of credit or refinancing of indebtedness outstanding on the date hereof in additional amounts not to exceed $2,500,000, incur any Indebtedness for borrowed money or issue any debt securities or assume, guarantee or endorse, or otherwise become responsible for the obligations of any Person (other than Unizan or any wholly owned Subsidiary thereof), or, other than in the ordinary course of business, make any loans, advances or capital contributions to, or investments in, any Person other than its wholly owned Subsidiaries and as a result of ordinary advances and reimbursements to employees and endorsements of banking instruments;

(g) change in any material respect its accounting methods (or underlying assumptions), principles or practices affecting its assets, liabilities or business, including any reserving, renewal or residual method, practice or policy, in each case, in effect on the date hereof, except as required by changes in GAAP or regulatory accounting principles;

(h) change in any material respects its investment or risk management or other similar policies of Unizan or any of its Subsidiaries;

(i) make, change or revoke any material Tax election, amend any material Tax return, change any method of Tax accounting in any material respect, settle any material liability for Taxes, or surrender any right to claim a material refund of Taxes;

(j) other than in the ordinary course of business, terminate or waive any material provision of any material agreement, contract or obligation (collectively, “Contracts”) other than normal renewals of Contracts without materially adverse changes, additions or deletions of terms, or enter into or renew any agreement or contract or other binding obligation of Unizan or its Subsidiaries containing (i) any restriction on the ability of Unizan and its

Subsidiaries to conduct its business as it is presently being conducted or (ii) any restriction on Unizan or its Subsidiaries engaging in any type or activity or business;

(k) (i) incur any capital expenditures in excess of $50,000 individually or $250,000 in the aggregate or (ii) enter into any agreement obligating Unizan to spend more than $50,000 individually or $250,000 in the aggregate;

(l) except as required by agreements or instruments in effect on the date hereof, alter in any material respect, or enter into any commitment to alter in any material respect, any interest material to Unizan and its Subsidiaries, taken as a whole, in any corporation, association, joint venture, partnership or business entity in which Unizan directly or indirectly holds any equity or ownership interest on the date hereof (other than any interest arising from any foreclosure, settlement in lieu of foreclosure or troubled loan or debt restructuring in the ordinary course of business consistent with past practice);

(m) Except for payments described in Section 5.2(m) of the Unizan Disclosure Schedule (i) grant to any current or former director, officer, employee, consultant or other service provider of Unizan or its Subsidiaries any increase in compensation or other benefits or pay any discretionary compensation or severance, except for annual salary or wage increases to employees in the ordinary course consistent with past practice (which increases do not exceed 5.0% of any applicable employee’s current salary or wage or 2.5% in the aggregate for all employees) or as required by the terms existing prior to the date hereof of plans or arrangements described in Section 3.11 of the Unizan Disclosure Schedule, (ii) grant to any such current or former director, officer, employee, consultant or service provider any increase in severance or termination pay, (iii) establish, or increase the compensation or benefits provided under (including, without limitation, the granting of stock options, stock appreciation rights, performance awards, restricted stock awards or similar instruments), or otherwise amend or clarify, any Unizan Benefit Plan or Employment Agreement, except as required by applicable law, (iv) modify any Unizan Stock Option or other equity-based award, (v) make any discretionary contributions or payments to any trust or other funding vehicle or pay any discretionary premiums in respect of benefits under any Unizan Benefit Plan or Employment Agreement, (vi) accelerate the payment or vesting of any payment or benefit provided or to be provided to any director, officer, employee, consultant or other service provider or otherwise pay any amounts not due such individual, (vii) enter into any new or amend any existing employment or consulting agreement with any director, officer, employees, consultants or service provider or hire retain the services of any such person, or (viii) establish, adopt or enter into any collective bargaining agreement;

(n) agree or consent to any material agreement or material modifications of existing agreements with any Governmental Entity in respect of the operations of its business, except as required by law;

(o) pay, discharge, settle or compromise any claim, action, litigation, arbitration, suit, investigation or proceeding, other than any such payment, discharge, settlement or compromise in the ordinary course of business consistent with past practice that involves solely money damages in an amount not in excess of $50,000 individually or $100,000 in the aggregate, and that does not create precedent for other pending or potential claims, actions, litigation, arbitration or proceedings;

(p) issue any broadly distributed communication of a general nature to Employees (including general communications relating to benefits and compensation) or customers without the prior approval of Huntington (which will not be unreasonably delayed or withheld), except for communications in the ordinary course of business that do not relate to the Merger or other transactions contemplated hereby;

(q) take any action, or fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code;

(r) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby;

(s) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law; or

(t) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.2.

5.3 Huntington Forbearances. During the period from the date of this Agreement to the Effective Time, except as expressly contemplated or permitted by this Agreement, Huntington shall not, and shall not permit any of its Subsidiaries to, without the prior written consent of Unizan, (i) amend, repeal or otherwise modify any provision of the Huntington Charter or the Huntington Bylaws (other than those that would not be adverse to Unizan or its shareholders or those that would not impede Huntington’ ability to consummate the transactions contemplated hereby, and other than any provisions relating to the preferred stock of Huntington), (ii) take any action, or fail to take any action, which action or failure to act would be reasonably expected to prevent the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code, (iii) take any action that would materially impede or delay the ability of the parties to obtain any necessary approvals of any Regulatory Agency or other Governmental Entity required for the transactions contemplated hereby, (iv) take any action that is intended or is reasonably likely to result in any of its representations or warranties set forth in this Agreement being or becoming untrue in any material respect at any time prior to the Effective Time, or in any of the conditions to the Merger set forth in Article VII not being satisfied or in a violation of any provision of this Agreement, except, in every case, as may be required by applicable law or (v) agree to take, make any commitment to take, or adopt any resolutions of its board of directors in support of, any of the actions prohibited by this Section 5.3.

ARTICLE VI

ADDITIONAL AGREEMENTS

6.1 Regulatory Matters. (a) Huntington and Unizan shall promptly prepare and file with the SEC the Proxy Statement and Huntington shall promptly prepare and file with the SEC the Form S-4, in which the Proxy Statement will be included as a prospectus. Each of Huntington and Unizan shall use their reasonable best efforts to have the Form S-4 declared effective under the Securities Act as promptly as practicable after such filing, and Unizan shall thereafter mail or deliver the Proxy Statement to its shareholders. Huntington shall also use its reasonable best efforts to obtain all necessary state securities law or “Blue Sky” permits and approvals required to carry out the transactions contemplated by this Agreement, and Unizan shall furnish all information concerning Unizan and the holders of Unizan Common Stock as may be reasonably requested in connection with any such action.

(b) The parties shall cooperate with each other and use their respective reasonable best efforts to promptly prepare and file all necessary documentation, to effect all applications, notices, petitions and filings, to obtain as promptly as practicable all permits, consents, approvals and authorizations of all third parties and Governmental Entities that are necessary or advisable to consummate the transactions contemplated by this Agreement (including the Merger), and to comply with the terms and conditions of all such permits, consents, approvals and authorizations of all such Governmental Entities. Unizan and Huntington shall have the right to review in advance, and, to the extent practicable, each will consult the other on, in each case subject to applicable laws relating to the exchange of information, all the information relating to Unizan or Huntington, as the case may be, and any of their respective Subsidiaries, which appear in any filing made with, or written materials submitted to, any third party or any Governmental Entity in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties shall act reasonably and as promptly as practicable. The parties shall consult with each other with respect to the obtaining of all permits, consents, approvals and authorizations of all third parties and Governmental Entities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other apprised of the status of matters relating to completion of the transactions contemplated by this Agreement.

(c) Each of Huntington and Unizan shall, upon request, furnish to the other all information concerning itself, its Subsidiaries, directors, officers and shareholders and such other matters as may be reasonably necessary or advisable in connection with the Proxy Statement, the Form S-4 or any other statement, filing, notice or application made by or on behalf of Huntington, Unizan or any of their respective Subsidiaries to any Governmental Entity in connection with the Merger and the other transactions contemplated by this Agreement.

(d) Each of Huntington and Unizan shall promptly advise the other upon receiving any communication from any Governmental Entity consent or approval of which is required for consummation of the transactions contemplated by this Agreement that causes such party to believe that there is a reasonable likelihood that any Requisite Regulatory Approval will not be obtained or that the receipt of any such approval may be materially delayed.

6.2 Access to Information. (a) Upon reasonable notice and subject to applicable laws relating to the exchange of information, each of Unizan and Huntington shall, and shall cause each of its Subsidiaries to, afford to the officers, employees, accountants, counsel and other representatives of the other, reasonable access, during normal business hours during the period prior to the Effective Time, to all its properties, books, contracts, commitments and records, and, during such period, the parties shall, and shall cause its Subsidiaries to, make available to the other party all other information concerning its business, properties and personnel as the other may reasonably request. Unizan shall, and shall cause each of its Subsidiaries to, provide to Huntington a copy of each report, schedule, registration statement and other document filed or received by it during such period pursuant to the requirements of federal securities laws or federal or state banking laws (other than reports or documents that such party is not permitted to disclose under applicable law). Neither Unizan nor Huntington nor any of their Subsidiaries shall be required to provide access to or to disclose information where such access or disclosure would jeopardize the attorney-client privilege of such party or its Subsidiaries or contravene any law, rule, regulation, order, judgment, decree, fiduciary duty or binding agreement entered into prior to the date of this Agreement. The parties shall make appropriate substitute disclosure arrangements under circumstances in which the restrictions of the preceding sentence apply.

(b) All information and materials provided pursuant to this Agreement shall be subject to the provisions of the Confidentiality Agreement entered into between the parties as of December 19, 2003 (the “Confidentiality Agreement”). Nothing in this Agreement shall prohibit the disclosure of the tax treatment and tax structure, as those terms are used in Treasury Regulation Section 1.6011-4, of the transactions contemplated by this Agreement (but no other details about the matters covered by this Agreement, including without limitation the identities of the parties) from and after the date of the public announcement by the parties of this Agreement and the Merger.

(c) No investigation by either of the parties or their respective representatives shall affect the representations and warranties of the other set forth in this Agreement.

6.3 Shareholder Approval. Unizan shall call a meeting of its shareholders to be held as soon as reasonably practicable for the purpose of obtaining the requisite shareholder approval required in connection with this Agreement and the Merger (the “Unizan Shareholder Meeting”), and shall use its reasonable best efforts to cause such meeting to occur as soon as reasonably practicable. The Board of Directors of Unizan shall recommend to Unizan’s shareholders the approval and adoption of this Agreement, the Merger and the other transactions contemplated hereby (the “Unizan Recommendation”); provided, however, that Unizan’s Board of Directors shall not be required to make such Unizan Recommendation to the extent provided in Section 6.13. Notwithstanding any Change in Unizan Recommendation, unless otherwise directed in writing by Huntington, this Agreement and the Merger shall be submitted to the shareholders of Unizan at the Unizan Shareholders Meeting for the purpose of approving the Agreement and the Merger and nothing contained herein shall be deemed to relieve Unizan of such obligation, provided, however, that if the Board of Directors of Unizan shall have effected a Change in Unizan Recommendation in accordance with this Agreement, then in submitting this Agreement to Unizan’s shareholders, the Board of Directors of Unizan may submit this Agreement to Unizan’s shareholders without recommendation (although the resolutions adopting this Agreement and the Plan of Merger as of the date hereof may not be rescinded or amended), in which event the Board of Directors of Unizan may communicate the basis for its lack of a recommendation to Unizan’s shareholders in the Proxy Statement or an appropriate amendment or supplement thereto to the extent required by law.

6.4 Legal Conditions to Merger. Each of Huntington and Unizan shall, and shall cause its Subsidiaries to, use their reasonable best efforts (i) to take, or cause to be taken, all actions necessary, proper or advisable to comply promptly with all legal requirements that may be imposed on such party or its Subsidiaries with respect to the Merger and, subject to the conditions set forth in Article VII, to consummate the transactions contemplated by this Agreement, and (ii) to obtain (and to cooperate with the other party to obtain) any material consent, authorization, order or approval of, or any exemption by, any Governmental Entity and any other third party that is required to be obtained by Unizan or Huntington or any of their respective Subsidiaries in connection with the Merger and the other transactions contemplated by this Agreement.

6.5 Affiliates. Unizan shall use its reasonable best efforts to cause each director, executive officer and other person who is an “affiliate” (for purposes of Rule 145 under the Securities Act) of Unizan to deliver to Huntington, as soon as practicable after the date of this Agreement, and prior to the date of the meeting of the Unizan shareholders to be held pursuant to Section 6.3, a written agreement, in the form of Exhibit A.

6.6 Nasdaq Approval. Huntington shall cause the shares of Huntington Common Stock to be issued in the Merger to be approved for quotation on the Nasdaq, subject to official notice of issuance, prior to the Effective Time.

6.7 Employee Matters. (a) From and after the Effective Time, the employees of Unizan who are employed by the Surviving Corporation as of the Effective Time (the “Assumed Employees”) and who remain employed with the Surviving Corporation during such period will be offered participation and coverage under employee benefit plans that are comparable, on an aggregate basis, to the plans generally in effect for similarly situated employees of Huntington and its Subsidiaries (“Huntington Benefit Plans”); provided, that continued participation and coverage following the Effective Time under the employee benefit plans of Unizan and its Subsidiaries as of immediately prior to the Effective Time shall be deemed to satisfy the obligations under this sentence, it being understood that the Assumed Employees may commence participating in the Huntington Benefit Plans on different dates following the Effective Time with respect to different Huntington Benefit Plans. Notwithstanding any provision of this Section 6.7(a) to the contrary, from and after the Effective Time, each Assumed Employee (other than those with individual agreements providing for severance or “change of control” benefits) shall be eligible for participation in Huntington’ Transition Pay Plan in accordance with the terms thereof, as such terms may be amended from time to time, which shall be the exclusive source of severance benefits in connection with the Merger (other than as provided under individual agreements providing for severance or “change of control” benefits, which agreements are listed in Section 6.7 of the Unizan Disclosure Schedule).

(b) To the extent permitted by applicable law or the terms of any applicable insurance policies, Huntington shall cause each Huntington Benefit Plan in which Assumed Employees are eligible to participate to take into account for purposes of eligibility, vesting and benefit accruals under the Huntington Benefit Plans (other than benefit accruals under any of Huntington’ defined benefit pension plans including any supplemental defined benefit plans) the service of such employees with Unizan and its Subsidiaries (and any predecessor entities) to the same extent as such service was credited for such purpose by Unizan and its Subsidiaries, provided, however, that such service shall not be recognized to the extent that such recognition would result in a duplication of benefits with respect to the same period of service or with respect to newly implemented plans for which prior service is not taken into account; provided, further, that for purposes of calculating benefits and determining an Assumed Employee’s years of service under Huntington’ Transition Pay Plan, service with Huntington shall be measured commencing with the most recent hire date by Unizan and its Subsidiaries (including any predecessor employers). Nothing herein shall limit the ability of Huntington or the Surviving Corporation to amend or terminate any of the Unizan Benefit Plans or Huntington Benefits Plans in accordance with their terms at any time.

(c) At and following the Effective Time, Huntington will cause the Surviving Corporation to honor the obligations of Unizan or any of its Subsidiaries as of the Effective Time under the provisions of the Employment Agreements that are set forth on Section 6.7(c) of the Unizan Disclosure Schedule between and among Unizan or any of its Subsidiaries, on the one hand, and any current or former officer, director, consultant or employee of Unizan or any of its Subsidiaries, on the other hand, provided that this provision shall not prevent the Surviving Corporation from amending, suspending or terminating any such agreements to the extent permitted by the respective terms of such agreement.

(d) If Assumed Employees become eligible to participate in a medical, dental or health plan of Huntington or its Subsidiaries, Huntington shall cause each such plan to (i) waive any preexisting condition limitations to the extent such conditions are covered under the applicable medical, health or dental plans of Huntington, (ii) honor under such plans any deductible, co-payment and out-of-pocket expenses incurred by such employees and their beneficiaries during the portion of the calendar year prior to such participation and (iii) waive any waiting period limitation or evidence of insurability requirement which would otherwise be applicable to such employee on or after the Effective Time for the year in which the Effective Time occurs, in each case to the extent such employee had satisfied any similar limitation or requirement under an analogous medical dental or health plan of Unizan prior to the Effective Time for the year in which the Effective Time or participation in such medical, dental or health plan of Huntington, as applicable, occurs.

(e) Huntington will consider in good faith the recommendations of Mr. Mann with respect to retention payments to key Unizan employees in order to maintain continuity of management in connection with the Merger.

6.8 Indemnification; Directors’ and Officers’ Insurance. (a) In the event of any threatened or actual claim, action, suit, proceeding or investigation, whether civil, criminal or administrative, including any such claim, action, suit, proceeding or investigation in which any individual who is now, or has been at any time prior to the date of this Agreement, or who becomes prior to the Effective Time, a director, officer or employee of Unizan or any of its Subsidiaries or who is or was serving at the request of Unizan or any of its Subsidiaries as a director, officer, employee or agent of another person (the “Indemnified Parties”), is, or is threatened to be, made a party based in whole or in part on, or arising in whole or in part out of, or pertaining to (i) the fact that he is or was a director, officer or employee of Unizan or any of its Subsidiaries or (ii) this Agreement or any of the transactions contemplated by this Agreement, whether asserted or arising before or after the Effective Time, the parties shall cooperate and use their best efforts to defend against and respond thereto. From and after the Effective Time, Huntington shall indemnify and hold harmless, as and to the fullest extent currently provided under applicable law, the Unizan Articles, the Unizan Code and any agreement set forth in Section 6.8 of the Unizan Disclosure Schedule, each such Indemnified Party against any losses, claims, damages, liabilities, costs, expenses (including reimbursement for reasonable fees and expenses incurred in advance of the final disposition of any claim, suit, proceeding or investigation upon receipt of any undertaking required by applicable law), judgments, fines and amounts paid in settlement in connection with any such threatened or actual claim, action, suit, proceeding or investigation.

(b) Huntington shall use its reasonable best efforts to cause the individuals serving as officers and directors of Unizan or any of its Subsidiaries immediately prior to the Effective Time to be covered for a period of six years from the Effective Time by the directors’ and officers’ liability insurance policy maintained by Unizan (provided that Huntington may substitute therefor policies of at least the same coverage and amounts containing terms and conditions that are not less advantageous than such policy) with respect to acts or omissions occurring prior to the Effective Time that were committed by such officers and directors in their capacity as such; provided, that in no event shall Huntington be required to expend more than 200% per year of coverage of the amount currently expended by Unizan per year of coverage as of the date of this Agreement (the “Maximum Amount”) to maintain or procure insurance coverage pursuant hereto, and (iii) if notwithstanding the use of reasonable best efforts to do so, Huntington is unable to maintain or obtain the insurance called for by this Section 6.8, Huntington shall obtain as much comparable insurance as available for the Maximum Amount, and (iv) such Indemnified Parties may be required to make reasonable application and provide reasonable and customary representations and warranties to Huntington’s insurance carrier for the purpose of obtaining such insurance, comparable in nature and scope to the applications, representations and warranties required of persons who are officers and directors of Huntington as of the date hereof.

(c) Huntington acknowledges and agrees that it shall assume, effective as of the Effective Time, the indemnification and other obligations of Unizan set forth in Section 7.9 of that certain Agreement of Merger and Plan of Reorganization, dated as of September 5, 2001, by and among UNB Corp. (which was subsequently renamed Unizan Financial Corp.), The United National Bank & Trust Company, BancFirst Ohio Corp. and The First National Bank of Zanesville, N.A., as amended.

(d) The provisions of this Section 6.8 shall survive the Effective Time and are intended to be for the benefit of, and shall be enforceable by, each Indemnified Party and his or her heirs and representatives.

6.9 Additional Agreements. In case at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement (including any merger between a Subsidiary of Huntington, on the one hand, and a Subsidiary of Unizan, on the other) or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either party to the Merger, the proper officers and directors of each party and their respective Subsidiaries shall take all such necessary action as may be reasonably requested by, and at the sole expense of, Huntington.

6.10 Advice of Changes. Each of Huntington and Unizan shall promptly advise the other of any change or event (i) having or reasonably likely to have a Material Adverse Effect on it or (ii) that it believes would or would be reasonably likely to cause or constitute a material breach of any of its representations, warranties or covenants contained in this Agreement; provided, however, that no such notification shall affect the representations, warranties, covenants or agreements of the parties (or remedies with respect thereto) or the conditions to the obligations of the parties under this Agreement; provided further that a failure to comply with this Section 6.10 shall not constitute the failure of any condition set forth in Article VII to be satisfied unless the underlying Material Adverse Effect or material breach would independently result in the failure of a condition set forth in Article VI to be satisfied.

6.11 Dividends. After the date of this Agreement, Unizan shall coordinate with Huntington the declaration of any dividends in respect of Unizan Common Stock and the record dates and payment dates relating thereto such that holders of Unizan Common Stock shall not receive two dividends, or fail to receive one dividend, for any quarter with respect to their shares of Unizan Common Stock and any shares of Huntington Common Stock any such holder receives in exchange therefor in the Merger.

6.12 Exemption from Liability Under Section 16(b). Huntington and Unizan agree that, in order to most effectively compensate and retain Unizan Insiders (as defined below) in connection with the Merger, both prior to and after the Effective Time, it is desirable that Unizan Insiders not be subject to a risk of liability under Section 16(b) of the Exchange Act to the fullest extent permitted by applicable law in connection with the conversion of shares of Unizan Common Stock and Unizan Stock Options into shares of Huntington Common Stock and Assumed Stock Options, as applicable, in the Merger, and for that compensatory and retentive purpose agree to the provisions of this Section 6.12. Assuming that Unizan delivers to Huntington the Section 16 Information (as defined below) in a timely fashion, the Board of Directors of Huntington, or a committee of Non-Employee Directors thereof (as such term is defined for purposes of Rule 16b-3(d) under the Exchange Act), shall adopt a resolution providing that the receipt by Unizan Insiders of Huntington Common Stock in exchange for shares of Unizan Common Stock, and of options on Huntington Common Stock upon conversion of options on Unizan Common Stock, in each case pursuant to the transactions contemplated by this Agreement and to the extent such securities are listed in the Section 16 Information, are intended to be exempt from liability pursuant to Section 16(b) under the Exchange Act. “Section 16 Information” shall mean information accurate in all material respects regarding Unizan Insiders, the number of shares of Unizan Common Stock held by each such Unizan Insider and expected to be exchanged for Huntington Common Stock in the Merger, and the number and description of the options on Unizan Common Stock held by each such Unizan Insider and expected to be converted into options on Huntington Common Stock in connection with the

Merger; provided that the requirement for a description of any Unizan Stock Options shall be deemed to be satisfied if copies of all Unizan Stock Plans, and forms of agreements evidencing grants thereunder, under which such Unizan Stock Options have been granted, have been made available to Huntington. “Unizan Insiders” shall mean those officers and directors of Unizan who are subject to the reporting requirements of Section 16(a) of the Exchange Act and who are listed in the Section 16 Information.

6.13 No Solicitation.

(a) None of Unizan, its Subsidiaries or any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Unizan or any of its Subsidiaries shall directly or indirectly (i) solicit, initiate or encourage or facilitate (including by way of furnishing information) or take any other action designed to facilitate any inquiries or proposals regarding any merger, share exchange, consolidation, sale of assets, sale of shares of capital stock (including, without limitation, by way of a tender offer) or similar transactions involving Unizan or any of its Subsidiaries that, if consummated, would constitute an Alternative Transaction (any of the foregoing inquiries or proposals being referred to herein as an “Acquisition Proposal”), (ii) participate in any discussions or negotiations regarding an Alternative Transaction or (iii) enter into any agreement regarding any Alternative Transaction. Notwithstanding the foregoing, the Board of Directors of Unizan shall be permitted, prior to the meeting of Unizan shareholders to be held pursuant to Section 6.3, and subject to compliance with the other terms of this Section 6.13 and to first entering into a confidentiality agreement with the person proposing such Acquisition Proposal on terms substantially similar to, and no less favorable to Unizan than, those contained in the Confidentiality Agreement, to (A) consider and participate in discussions and negotiations with respect to a bona fide Acquisition Proposal received by Unizan, and (B) withdraw, modify or qualify the Unizan Recommendation, in each case if and only to the extent that the Board of Directors of Unizan reasonably determines in good faith (after consultation with outside legal counsel) that failure to do so would cause it to violate its fiduciary duties.

As used in this Agreement, “Alternative Transaction” means any of (i) a transaction pursuant to which any person (or group of persons) other than Huntington or its affiliates, directly or indirectly, acquires or would acquire more than 25 percent of the outstanding shares of Unizan Common Stock or outstanding voting power or of any new series or new class of preferred stock that would be entitled to a class or series vote with respect to the Merger, whether from Unizan or pursuant to a tender offer or exchange offer or otherwise, (ii) a merger, share exchange, consolidation or other business combination involving Unizan (other than the Merger), (iii) any transaction pursuant to which any person (or group of persons) other than Huntington or its affiliates acquires or would acquire control of assets (including for this purpose the outstanding equity securities of subsidiaries of Unizan and securities of the entity surviving any merger or business combination including any of Unizan’s Subsidiaries) of Unizan, or any of its subsidiaries representing more than 25 percent of the fair market value of all the assets, net revenues or net income of Unizan and its subsidiaries, taken as a whole, immediately prior to such transaction, or (iv) any other consolidation, business combination, recapitalization or similar transaction involving Unizan or any of its subsidiaries, other than the transactions contemplated by this Agreement, as a result of which the holders of shares of Unizan Common Stock immediately prior to such transaction do not, in the aggregate, own at least 75 percent of each of the outstanding shares of common stock and the outstanding voting power of the surviving or resulting entity in such transaction immediately after the consummation thereof in substantially the same proportion as such holders held the shares of Unizan Common Stock immediately prior to the consummation thereof.

(b) Unizan shall notify Huntington promptly (but in no event later than 24 hours) after receipt of any Acquisition Proposal, or any material modification of or material amendment to any Acquisition Proposal, or any request for nonpublic information relating to Unizan or any of its Subsidiaries or for access to the properties, books or records of Unizan or any Subsidiary by any Person or entity that informs the Board of Directors of Unizan or any Subsidiary that it is considering making, or has made, an Acquisition Proposal. Such notice to Huntington shall be made orally and in writing, and shall indicate the identity of the Person making the Acquisition Proposal or intending to make or considering making an Acquisition Proposal or requesting non-public information or access to the books and records of Unizan or any Subsidiary, and the material terms of any such Acquisition Proposal or modification or amendment to an Acquisition Proposal. Unizan shall keep Huntington fully informed, on a current basis, of any material changes in the status and any material changes or modifications in the terms of any such Acquisition Proposal, indication or request. Unizan shall also promptly, and in any event within 24 hours, notify Huntington, orally and in writing, if it enters into discussions or negotiations concerning any Acquisition Proposal in accordance with Section 6.13(a).

(c) Nothing contained in this Section 6.13 shall prohibit Unizan or its Subsidiaries from taking and disclosing to its shareholders a position required by Rule 14e-2(a) or Rule 14d-9 promulgated under the Exchange Act.

(d) Unizan and its Subsidiaries shall immediately cease and cause to be terminated any existing discussions or negotiations with any Persons (other than Huntington) conducted heretofore with respect to any of the foregoing, and shall use reasonable best efforts to cause all Persons other than Huntington who have been furnished confidential information regarding Unizan in connection with the solicitation of or discussions regarding an Acquisition Proposal within the 12 months prior to the date hereof promptly to return or destroy such information. Unizan agrees not to, and to cause its Subsidiaries not to, release any third party from the confidentiality and standstill provisions of any agreement to which Unizan or its Subsidiaries is or may become a party, and shall immediately take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any person to make an Acquisition Proposal.

(e) Unizan shall ensure that the officers, directors and all employees, agents and representatives (including any investment bankers, financial advisors, attorneys, accountants or other retained representatives) of Unizan or its Subsidiaries are aware of the restrictions described in this Section 6.13 as reasonably necessary to avoid violations thereof. It is understood that any violation of the restrictions set forth in this Section 6.13 by any officer, director, employee, agent or representative (including any investment banker, financial advisor, attorney, accountant or other retained representative) of Unizan or its Subsidiaries, at the direction or with the consent of Unizan or its Subsidiaries, shall be deemed to be a breach of this Section 6.13 by Unizan.

6.14 Transition. (a) Commencing following the date hereof, Huntington and Unizan shall, and shall cause their respective Subsidiaries to, use their reasonable best efforts to facilitate the integration of Unizan and its Subsidiaries with the businesses of Huntington and its Subsidiaries to be effective as of the Closing Date or such later date as may be determined by Huntington. Without limiting the generality of the foregoing, from the date hereof through the Closing Date and consistent with the performance of their day-to-day operations and the continuous operation of Unizan and its Subsidiaries in the ordinary course of business, Unizan shall cause the employees and officers of Unizan and its Subsidiaries, including the Bank, to use their reasonable best efforts to provide support, including support from its outside contractors, and to assist Huntington in performing all tasks, including equipment installation, reasonably required to result in a successful integration at the Closing or such later date as may be determined by Huntington.

(b) Huntington and Unizan agree to consult with respect to their litigation and real estate valuation policies and practices and Unizan shall make such modifications or changes to its policies and practices, if any, and at such date prior to the Effective Time, as Huntington shall reasonably request. Unizan shall continue to utilize its existing loan policies and practices (including loan classifications and levels of reserves); provided, however, that Unizan shall not unreasonably withhold or delay its consent to any reasonable request by Huntington that Unizan make modifications or changes thereto and Unizan shall make such changes promptly after granting any such consent or at such later date as the parties may agree. Huntington and Unizan shall also consult with respect to the character, amount and timing of restructuring charges to be taken by each of them in connection with the transactions contemplated hereby, and shall take such charges as Huntington shall reasonably request. No party’s representations, warranties and covenants contained in this Agreement shall be deemed to be untrue or breached in any respect for any purpose as a consequence of any modifications or changes to such policies and practices which may be undertaken on account of this Section 6.14.

6.15 Directorship. Huntington shall increase the size of its Board of Directors, to the extent necessary, and shall appoint to its Board of Directors one additional director selected by Huntington from the current Unizan Board of Directors (who shall be reasonably acceptable to Unizan), with such appointment to be effective as of the Effective Time, with the intent being that such new director would serve a term ending no earlier than the 2007 annual shareholder meeting.

ARTICLE VII

CONDITIONS PRECEDENT

7.1 Conditions to Each Party’s Obligation To Effect the Merger. The respective obligations of the parties to effect the Merger shall be subject to the satisfaction at or prior to the Effective Time of the following conditions:

(a) Shareholder Approval. This Agreement shall have been approved and adopted by the requisite affirmative vote of the holders of Unizan Common Stock entitled to vote thereon.

(b) Nasdaq Listing. The shares of Huntington Common Stock to be issued to the holders of Unizan Common Stock upon consummation of the Merger shall have been authorized for quotation on the Nasdaq, subject to official notice of issuance.

(c) Regulatory Approvals. All regulatory approvals set forth in Sections 3.4 and 4.4 required to consummate the transactions contemplated by this Agreement, including the Merger, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired (all such approvals and the expiration of all such waiting periods being referred as the “Requisite Regulatory Approvals”).

(d) Form S-4. The Form S-4 shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Form S-4 shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

(e) No Injunctions or Restraints; Illegality. No order, injunction or decree issued by any court or agency of competent jurisdiction or other legal restraint or prohibition (an “Injunction”) preventing the consummation of the Merger or any of the other transactions contemplated by this Agreement shall be in effect. No statute, rule, regulation, order, Injunction or decree shall have been enacted, entered, promulgated or enforced by any Governmental Entity that prohibits or makes illegal consummation of the Merger.

7.2 Conditions to Obligations of Huntington. The obligation of Huntington to effect the Merger is also subject to the satisfaction, or waiver by Huntington, at or prior to the Effective Time, of the following conditions:

(a) Representations and Warranties. The representations and warranties of Unizan set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Unizan shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Unizan, has had or would reasonably be expected to result in a Material Adverse Effect on Unizan, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and Huntington shall have received a certificate signed on behalf of Unizan by the Chief Executive Officer or the Chief Financial Officer of Unizan to the foregoing effect.

(b) Performance of Obligations of Unizan. Unizan shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date; and Huntington shall have received a certificate signed on behalf of Unizan by the Chief Executive Officer or the Chief Financial Officer of Unizan to such effect.

(c) Federal Tax Opinion. Huntington shall have received the opinion of its counsel, Wachtell, Lipton, Rosen & Katz, in form and substance reasonably satisfactory to Huntington, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Unizan and Huntington, reasonably satisfactory in form and substance to it.

7.3 Conditions to Obligations of Unizan. The obligation of Unizan to effect the Merger is also subject to the satisfaction or waiver by Unizan at or prior to the Effective Time of the following conditions:

(a) Representations and Warranties. The representations and warranties of Huntington set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Time as though made on and as of the Effective Time (except that representations and warranties that by their terms speak specifically as of the date of this Agreement or another date shall be true and correct as of such date); provided, however, that no representation or warranty of Huntington shall be deemed untrue or incorrect for purposes hereunder as a consequence of the existence of any fact, event or circumstance inconsistent with such representation or warranty, unless such fact, event or circumstance, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty of Huntington, has had or would reasonably be expected to result in a Material Adverse Effect on Huntington, disregarding for these purposes (i) any qualification or exception for, or reference to, materiality in any such representation or warranty and (ii) any use of the terms “material,” “materially,” “in all material respects,” “Material Adverse Effect” or similar terms or phrases in any such representation or warranty; and Unizan shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to the foregoing effect.

(b) Performance of Obligations of Huntington. Huntington shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Closing Date, and Unizan shall have received a certificate signed on behalf of Huntington by the Chief Executive Officer or the Chief Financial Officer of Huntington to such effect.

(c) Federal Tax Opinion. Unizan shall have received the opinion of its counsel, Black, McCuskey, Souers & Arbaugh, in form and substance reasonably satisfactory to Unizan, dated the Closing Date, substantially to the effect that, on the basis of facts, representations and assumptions set forth in such opinion that are consistent with the state of facts existing at the Effective Time, the Merger will be treated as a reorganization within the meaning of Section 368(a) of the Code. In rendering such opinion, counsel may require and rely upon representations contained in certificates of officers of Unizan and Huntington, reasonably satisfactory in form and substance to it.

ARTICLE VIII

TERMINATION AND AMENDMENT

8.1 Termination. This Agreement may be terminated at any time prior to the Effective Time, whether before or after approval of the matters presented in connection with the Merger by the shareholders of Unizan or Huntington:

(a) by mutual consent of Unizan and Huntington in a written instrument, if the Board of Directors of each so determines by a vote of a majority of the members of its respective entire Board of Directors;

(b) by either the Board of Directors of Unizan or the Board of Directors of Huntington if any Governmental Entity that must grant a Requisite Regulatory Approval has denied approval of the Merger and such denial has become final and nonappealable or any Governmental Entity of competent jurisdiction shall have issued a final and nonappealable order permanently enjoining or otherwise prohibiting the consummation of the transactions contemplated by this Agreement;

(c) by either the Board of Directors of Unizan or the Board of Directors of Huntington if the Merger shall not have been consummated on or before the first anniversary of the date of this Agreement unless the failure of the Closing to occur by such date shall be due to the failure of the party seeking to terminate this Agreement to perform or observe the covenants and agreements of such party set forth in this Agreement;

(d) by either the Board of Directors of Huntington or the Board of Directors of Unizan if there shall have been a breach of any of the covenants or agreements or any of the representations or warranties set forth in this Agreement on the part of Unizan, in the case of a termination by Huntington, or Huntington, in the case of a termination by Unizan, which breach, either individually or in the aggregate, would result in, if occurring or continuing on the Closing Date, the failure of the conditions set forth in Section 7.2 or 7.3, as the case may be, and which is not cured within 45 days following written notice to the party committing such breach or by its nature or timing cannot be cured within such time period;

(e) by either the Board of Directors of Huntington or the Board of Directors of Unizan if Unizan shall have failed to obtain the requisite affirmative vote in favor of approving and adopting this Agreement from the holders of Unizan Common Stock entitled to vote thereon at the Unizan Shareholder Meeting; provided that the right of Unizan to terminate this Agreement pursuant to this Section 8.1(e) shall not be available to it if it has failed to comply in all material respects with its obligations under Section 6.3 or 6.13;

(f) By the Board of Directors of Huntington if Unizan has (i) failed to make the Unizan Recommendation or has modified or qualified such recommendation in a manner adverse to Huntington, (ii) failed to substantially comply with its obligations under Section 6.3 or 6.13 or (iii) recommended or endorsed an Alternative Transaction; or

(g) by Unizan, if the Unizan Board of Directors so determines by the vote of a majority of all of its members, by giving written notice to Huntington not later than the end of the second Business day next following the Determination Date, in the event that, as of the Determination Date, both of the following conditions are satisfied:

(i) the Average Closing Price shall be less than 80% of the Huntington Starting Price; and

(ii) (A) the number obtained by dividing the Average Closing Price by the Huntington Starting Price (such number, the “Huntington Ratio”) is less than (B) the number obtained by dividing the Final Index Price by the Initial Index Price and subtracting 0.15 from such quotient (such number, the “Index Ratio”).

If Unizan elects to exercise its termination right pursuant to this Section 8.1(g), it shall give written notice to Huntington. During the five-business-day period commencing with its receipt of such notice, Huntington may, at its option (the “Fill Option”), adjust the Exchange Ratio to equal the lesser of (i) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the product of 0.80, the Huntington Starting Price and the Exchange Ratio (as then in effect) and the denominator of which is the Average Closing Price, and (ii) a number equal to a quotient (rounded to the nearest one-ten-thousandth), the numerator of which is the Index Ratio multiplied by the Exchange Ratio (as then in effect) and the denominator of which is the Huntington Ratio. If Huntington makes an election contemplated by the preceding sentence within such five-day period, it shall give prompt written notice to Unizan of such election and the revised Exchange Ratio, whereupon no termination shall have occurred pursuant to this Section 8.1(g) and this Agreement shall remain in effect in accordance with its terms (except as the Exchange Ratio shall have been so modified), and any references in this Agreement to “Exchange Ratio” shall thereafter be deemed to refer to the Exchange Ratio as adjusted pursuant to this Section 8.1(g).

For purposes of this Section 8.1(g), the following terms shall have the meanings set forth below:

“Average Closing Price” of the Huntington Common Stock shall mean the arithmetic mean of the daily closing sales prices per share of Huntington Common Stock reported on the Nasdaq National Market (as reported by the Wall Street Journal or, if not reported thereby, another authoritative source) for the five consecutive full Nasdaq trading days ending at the close of trading on the Determination Date (with a proportionate adjustment in the event that the outstanding shares of common stock of Huntington shall be changed into a different number of shares by reason of any stock dividend, reclassification, recapitalization, split-up, combination, exchange of shares or similar transaction between the date of the Agreement and the Determination Date).

“Business day” means Monday through Friday of each week, except a legal holiday recognized as such by the U.S. Government or any day on which banking institutions in the State of Ohio are authorized or obligated by law to close.

“Determination Date” means the date on which the last Requisite Regulatory Approval shall have been obtained, without regard to any requisite waiting period, or, if later, on the date ten Business Days prior to the Closing Date.

“Final Index Price” means the arithmetic mean of the daily closing values of the S&P Bank Index (Bloomberg: S5BANKX) (the “Bank Index”) for the five trading days utilized in calculating the Average Closing Price.

“Initial Index Price” means $354.67, the closing value of the Bank Index on January 26, 2004.

“Huntington Starting Price” means $23.10, the closing sale price per share of Huntington Common Stock reported on the Nasdaq National Market on January 26, 2004.

8.2 Effect of Termination. In the event of termination of this Agreement by either Unizan or Huntington as provided in Section 8.1, this Agreement shall forthwith become void and have no effect, and none of Unizan, Huntington, any of their respective Subsidiaries or any of the officers or directors of any of them shall have any liability of any nature whatsoever under this Agreement, or in connection with the transactions contemplated by this Agreement, except that (i) Sections 6.2(b), 8.2, 8.3, 9.2, 9.3, 9.8 and 9.9 shall survive any termination of this Agreement, and (ii) notwithstanding anything to the contrary contained in this Agreement, neither Unizan nor Huntington shall be relieved or released from any liabilities or damages arising out of its willful breach of any provision of this Agreement.

8.3 Termination Fee. (a) In the event that (A) a bona fide Acquisition Proposal shall have been communicated to or otherwise made known to the shareholders, senior management or Board of Directors of Unizan, or any person shall have publicly announced an intention (whether or not conditional) to make an Acquisition Proposal, after the date of this Agreement, which Acquisition Proposal shall not have been irrevocably withdrawn prior to the Unizan Shareholder Meeting, (B) thereafter this Agreement is terminated by either Huntington or Unizan pursuant to Section 8.1(e), by Huntington pursuant to Section 8.1(f) or by Huntington pursuant to Section 8.1(d) as a result of a willful breach by Unizan and (C) prior to the date that is eighteen (18) months after the date of such termination Unizan consummates an Alternative Transaction or enters into any letter of intent, agreement in principle, acquisition agreement or other similar agreement related to an Alternative Transaction, then Unizan shall on the date an Alternative Transaction is consummated or any such letter executed or agreement entered into, pay Huntington a fee equal to $20,000,000 (twenty million dollars) by wire transfer of same day funds.

(b) Unizan acknowledges that the agreements contained in this Section 8.3 are an integral part of the transactions contemplated by this Agreement, and that, without these agreements, Huntington would not enter into this Agreement; accordingly, if Unizan fails promptly to pay the amount due pursuant to this Section 8.3, and, in order to obtain such payment, Huntington commences a suit which results in a judgment against Unizan for the fee set forth in this Section 8.3, Unizan shall pay to Huntington its costs and expenses (including attorneys’ fees and expenses) in connection with such suit, together with interest on the amount of the fee at the rate on six-month U.S. Treasury obligations plus 300 basis points in effect on the date such payment was required to be made.

8.4 Amendment. Subject to compliance with applicable law and Section 1.1(b), this Agreement may be amended by the parties, by action taken or authorized by their respective Boards of Directors, at any time before or after approval of the matters presented in connection with Merger by the shareholders of Unizan or Huntington; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Unizan, there may not be, without further approval of such shareholders, any amendment of this Agreement governed by Section 1701.79(E) of the OGCL. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the parties.

8.5 Extension; Waiver. At any time prior to the Effective Time, the parties, by action taken or authorized by their respective Board of Directors, may, to the extent legally allowed, (i) extend the time for the performance of any of the obligations or other acts of the other party, (ii) waive any inaccuracies in the representations and warranties contained in this Agreement and (iii) waive compliance with any of the agreements or conditions contained in this Agreement; provided, however, that after any approval of the transactions contemplated by this Agreement by the shareholders of Unizan and Huntington, there may not be, without further approval of such shareholders, any extension or waiver of this Agreement or any portion hereof that reduces the amount or changes the form of the consideration to be delivered to the holders of Unizan Common Stock under this Agreement, other than as contemplated by this Agreement. Any agreement on the part of a party to any such extension or waiver shall be valid only if set forth in a written instrument signed on behalf of such party, but such extension or waiver or failure to insist on strict compliance with an obligation, covenant, agreement or condition shall not operate as a waiver of, or estoppel with respect to, any subsequent or other failure.

ARTICLE IX

GENERAL PROVISIONS

9.1 Closing. On the terms and subject to conditions set forth in this Agreement, the closing of the Merger (the “Closing”) shall take place at 10:00 a.m. on a date and at a place to be specified by the parties, which date shall be no later than five business days after the satisfaction or waiver (subject to applicable law) of the latest to occur of the conditions set forth in Article VII (other than those conditions that by their nature are to be satisfied or waived at the Closing), unless extended by mutual agreement of the parties (the “Closing Date”).

9.2 Nonsurvival of Representations, Warranties and Agreements. None of the representations, warranties, covenants and agreements set forth in this Agreement or in any instrument delivered pursuant to this Agreement shall survive the Effective Time, except for Sections 6.8 and 6.9.

9.3 Expenses. All costs and expenses incurred in connection with this Agreement and the transactions contemplated by this Agreement shall be paid by the party incurring such expense; provided, however, that the costs and expenses of printing and mailing the Proxy Statement, and all filing and other fees paid to the SEC in connection with the Merger, shall be borne equally by Unizan and Huntington.

9.4 Notices. All notices and other communications in connection with this Agreement shall be in writing and shall be deemed given if delivered personally, sent via facsimile (with confirmation), mailed by registered or certified mail (return receipt requested) or delivered by an express courier (with confirmation) to the parties at the following addresses (or at such other address for a party as shall be specified by like notice):

(a)	if to Unizan, to:

Unizan Financial Corp.

220 Market Ave. South

Canton, Ohio 44702

Attention: Roger L. Mann

Facsimile: (330) 438-1811

with a copy to:

Black, McCuskey, Souers & Arbaugh

1000 Unizan Plaza

220 Market Ave. S.

Canton, Ohio 44702

Attention: Todd S. Bundy, Esq

Facsimile: (330) 456-5756

and

(b)	if to Huntington, to:

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Attention: Richard A. Cheap, Esq.

                  General Counsel and Secretary

Facsimile: (614) 480-5485

Wachtell, Lipton, Rosen & Katz

51 West 52nd Street

New York, New York 10019

Attention: Edward D. Herlihy, Esq.

Facsimile: (212) 403-2000

9.5 Interpretation. When a reference is made in this Agreement to Articles, Sections, Exhibits or Schedules, such reference shall be to a Article or Section of or Exhibit or Schedule to this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and shall not affect in any way the meaning or interpretation of this Agreement. Whenever the words “include,” “includes” or

“including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation.” The Unizan Disclosure Schedule and the Huntington Disclosure Schedule, as well as all other schedules and all exhibits hereto, shall be deemed part of this Agreement and included in any reference to this Agreement. This Agreement shall not be interpreted or construed to require any person to take any action, or fail to take any action, if to do so would violate any applicable law.

9.6 Counterparts. This Agreement may be executed in two or more counterparts, all of which shall be considered one and the same agreement and shall become effective when counterparts have been signed by each of the parties and delivered to the other party, it being understood that each party need not sign the same counterpart.

9.7 Entire Agreement. This Agreement (including the documents and the instruments referred to in this Agreement), together with the Confidentiality Agreement, constitutes the entire agreement and supersedes all prior agreements and understandings, both written and oral, between the parties with respect to the subject matter of this Agreement, other than the Confidentiality Agreement.

9.8 Governing Law. This Agreement shall be governed and construed in accordance with the internal laws of the State of Ohio applicable to contracts made and wholly-performed within such state, without regard to any applicable conflicts of law principles.

9.9 Publicity. Neither Unizan nor Huntington shall, and neither Unizan nor Huntington shall permit any of its Subsidiaries to, issue or cause the publication of any press release or other public announcement with respect to, or otherwise make any public statement concerning, the transactions contemplated by this Agreement without the prior consent (which consent shall not be unreasonably withheld) of Huntington, in the case of a proposed announcement or statement by Unizan, or Unizan, in the case of a proposed announcement or statement by Huntington; provided, however, that either party may, without the prior consent of the other party (but after prior consultation with the other party to the extent practicable under the circumstances) issue or cause the publication of any press release or other public announcement to the extent required by law or by the rules and regulations of the Nasdaq.

9.10 Assignment; Third Party Beneficiaries. Neither this Agreement nor any of the rights, interests or obligations under this Agreement shall be assigned by either of the parties (whether by operation of law or otherwise) without the prior written consent of the other party. Subject to the preceding sentence, this Agreement shall be binding upon, inure to the benefit of and be enforceable by each of the parties and their respective successors and assigns. Except as otherwise specifically provided in Section 6.8, this Agreement (including the documents and instruments referred to in this Agreement) is not intended to and does not confer upon any person other than the parties hereto any rights or remedies under this Agreement.

Remainder of Page Intentionally Left Blank

IN WITNESS WHEREOF, Unizan and Huntington have caused this Agreement to be executed by their respective officers thereunto duly authorized as of the date first above written.

UNIZAN FINANCIAL CORP.

By:	/s/ Roger L. Mann

Name:	Roger L. Mann
Title:	President and Chief Executive Officer

HUNTINGTON BANCSHARES INCORPORATED

By:	/s/ Thomas E. Hoaglin

Name:	Thomas E. Hoaglin
Title:	Chairman, President and Chief Executive Officer

Signature Page to Agreement and Plan of Merger

Form of Affiliate Letter

Huntington Bancshares Incorporated

41 South High Street

Columbus, Ohio 43287

Ladies and Gentlemen:

I have been advised that as of the date hereof I may be deemed to be an “affiliate” of Unizan Financial Corp., an Ohio corporation (“Unizan”), as the term “affiliate” is defined for purposes of paragraphs (c) and (d) of Rule 145 of the Rules and Regulations (the “Rules and Regulations”) of the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended (the “Act”). I have been further advised that pursuant to the terms of the Agreement and Plan of Merger dated as of January 27, 2004 (the “Merger Agreement”), by and between Huntington Bancshares Incorporated, a Maryland corporation (“Huntington”), and Unizan, Unizan shall be merged with and into Huntington (the “Merger”) and each share of the common stock, without par value, of Unizan (“Unizan Common Stock”) shall be converted into the right to receive 1.1424 shares of common stock, without par value, of Huntington (“Huntington Common Stock”). All terms used in this letter but not defined herein shall have the meanings ascribed thereto in the Merger Agreement.

I represent, warrant and covenant to Huntington that in the event I receive any Huntington Common Stock as a result of the Merger:

(a) I shall not make any sale, transfer or other disposition of Huntington Common Stock in violation of the Act or the Rules and Regulations.

(b) I have carefully read this letter and the Merger Agreement and discussed its requirements and other applicable limitations upon my ability to sell, transfer or otherwise dispose of Huntington Common Stock to the extent I believed necessary with my counsel or counsel for Unizan.

(c) I have been advised that the issuance of Huntington Common Stock to me pursuant to the Merger will be registered with the Commission under the Act on a Registration Statement on Form S-4. However, I have also been advised that, since at the time the Merger will be submitted for a vote of the shareholders of Unizan I may be deemed to have been an affiliate of Unizan and the distribution by me of Huntington Common Stock has not been registered under the Act, I may not sell, transfer or otherwise dispose of Huntington Common Stock issued to me in the Merger unless (i) such sale, transfer or other disposition has been registered under the Act, (ii) such sale, transfer or other disposition is made in conformity with the volume and other limitations of Rule 145 promulgated by the Commission under the Act, or (iii) in the opinion of counsel reasonably acceptable to Huntington, such sale, transfer or other disposition is otherwise exempt from registration under the Act.

(d) I understand that Huntington is under no obligation to register the sale, transfer or other disposition of Huntington Common Stock by me or on my behalf under the Act or to take any other action necessary in order to make compliance with an exemption from such registration available.

(e) I also understand that stop transfer instructions will be given to Huntington’s transfer agents with respect to Huntington Common Stock and that there will be placed on the certificates for Huntington Common Stock issued to me, or any substitutions therefor, a legend stating in substance:

“The securities represented by this certificate have been issued in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies and may only be sold or otherwise transferred in compliance with the requirements of Rule 145 or pursuant to a registration statement under said act or an exemption from such registration.”

(f) I also understand that unless the transfer by me of my Huntington Common Stock has been registered under the Act or is a sale made in conformity with the provisions of Rule 145, Huntington reserves the right to put the following legend on the certificates issued to my transferee:

“The shares represented by this certificate have not been registered under the Securities Act of 1933 and were acquired from a person who received such shares in a transaction to which Rule 145 promulgated under the Securities Act of 1933 applies. The shares have been acquired by the holder not with a view to, or for resale in connection with, any distribution thereof within the meaning of the Securities Act of 1933 and may not be sold, pledged or otherwise transferred except in accordance with an exemption from the registration requirements of the Securities Act of 1933.”

It is understood and agreed that the legends set forth above shall be removed by delivery of substitute certificates without such legend, and/or the issuance of a letter to Huntington’s transfer agent removing such stop transfer instructions, and the above restrictions on sale will cease to apply, if (A) one year (or such other period as may be required by Rule 145(d)(2) under the Securities Act or any successor thereto) shall have elapsed from the Closing Date and the provisions of such Rule are then available to me; or (B) if two years (or such other period as may be required by Rule 145(d)(3) under the Securities Act or any successor thereto) shall have elapsed from the Effective Date and the provisions of such Rule are then available to me; or (C) I shall have delivered to Huntington (i) a copy of a letter from the staff of the Commission, or an opinion of counsel in form and substance reasonably satisfactory to Huntington, or other evidence reasonably satisfactory to Huntington, to the effect that such legend and/or stop transfer instructions are not required for purposes of the Securities Act or (ii) reasonably satisfactory evidence or representations that the securities represented by such certificates are being or have been transferred in a transaction made in conformity with the provisions of Rule 145 under the Securities Act or pursuant to an effective registration under the Securities Act.

I recognize and agree that the foregoing provisions also apply to (i) my spouse, (ii) any relative of mine or my spouse occupying my home, (iii) any trust or estate in which I, my spouse or any such relative owns at least 10% beneficial interest or of which any of us serves as trustee, executor or in any similar capacity and (iv) any corporate or other organization in which I, my spouse or any such relative owns at least 10% of any class of equity securities or of the equity interest.

It is understood and agreed that this Letter Agreement shall terminate and be of no further force and effect if the Merger Agreement is terminated in accordance with its terms.

Execution of this letter should not be construed as an admission on my part that I am an “affiliate” of Unizan as described in the first paragraph of this letter or as a waiver of any rights I may have to object to any claim that I am such an affiliate on or after the date of this letter.

Very truly yours,

By:

Name:

Accepted this              day of

                    , 2004

Huntington Bancshares Incorporated

By:

Name: Title:

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